UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Erin Energy Corporation

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ANNUAL MEETING OF STOCKHOLDERS

May 27, 2015

April 30, 2015

Dear Fellow Stockholder:

On behalf of the Board of Directors (the “Board”) of Erin Energy Corporation (the “Company”), I invite you to attend our 2015 Annual Meeting of Stockholders (the “Meeting”). We hope you can join us. The Meeting will be held:

At:	1330 Post Oak Blvd.
2nd Floor Conference Center, Big Bend Room
Houston, TX 77056

On:	Wednesday, May 27, 2015

Time:	9:00 a.m., Houston time (4:00 p.m., Johannesburg, South Africa time)

The Notice of Annual Meeting of Stockholders, the Proxy Statement and our 2014 Annual Report accompany this letter.

At the Meeting, we will report on important activities and accomplishments of the Company and review the Company’s financial performance and business operations. You will have an opportunity to ask questions and gain an up-to-date perspective on the Company and its activities. You will also have an opportunity to meet the directors and other key executives of the Company.

The Company’s stockholders will also be asked to vote on the election of seven directors, the ratification of the appointment of our independent registered public accounting firm and consideration of any other business matters properly brought before the Meeting. The Board recommends that you vote “FOR” the election of the seven directors and “FOR” the ratification of the appointment of our independent registered public accounting firm.

Stockholders of record of the Company as of the close of business on April 27, 2015 have the right to attend the annual meeting and vote their shares, or may grant a proxy to vote on the proposals included in this Proxy Statement.

We know that many of our stockholders will be unable to attend the meeting. We are soliciting proxies so that each stockholder has an opportunity to vote on all matters that are scheduled to come before the stockholders at the Meeting. Whether or not you plan to attend, please take the time now to read the Proxy Statement and vote online or, if you prefer, by casting your vote via mail, telephone or any other method permitted by the voting instructions that accompany this Proxy Statement. You may revoke your proxy at any time before it is exercised. Regardless of the number of Company shares you own, your vote is important.

If you have any questions about the Proxy Statement, please contact Nicolas J. Evanoff, Senior Vice President, General Counsel and Secretary, at (713) 797-2940.

Thank you for your continuing interest in Erin Energy Corporation. We look forward to seeing you at the Meeting.

Dr. Kase Lukman Lawal
Chairman & Chief Executive Officer

ERIN ENERGY CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 27, 2015

To the Stockholders of Erin Energy Corporation:

Notice is hereby given that the Annual Meeting of Stockholders (the “Meeting”) of Erin Energy Corporation, a Delaware corporation (the “Company”), will be held on Wednesday, May 27, 2015, at 9:00 a.m., Houston time (4:00 p.m., Johannesburg, South Africa time), at 1330 Post Oak Blvd., 2nd Floor Conference Center, Big Bend Room, Houston, TX 77056, for the following purposes:

1.	to elect seven persons to the Board of Directors of the Company (the “Board”), each to serve until the next annual meeting of stockholders of the Company or until such person shall resign, be removed or otherwise leave office;

2.	to ratify the appointment of Grant Thornton LLP, independent registered public accounting firm, as our auditors for fiscal year 2015; and

3.	to transact such other business as may properly come before the Meeting or any adjournment thereof.

Only stockholders of record at the close of business on April 27, 2015 (the “Record Date”) are entitled to notice and to vote at the Meeting and any adjournment.

A Proxy Statement describing the matters to be considered at the Meeting is attached to this Notice. Our 2014 Annual Report accompanies this Notice, but it is not deemed to be part of the Proxy Statement.

It is important that your shares are represented at the Meeting. We urge you to review the attached Proxy Statement and, whether or not you plan to attend the Meeting in person, please vote your shares promptly by casting your vote via the Internet, by telephone, or by facsimile if permitted by the voting instructions sent to you, or, if you receive a full set of proxy materials or request one be sent to you, and prefer to submit your proxy or voter instructions by mail, please complete and return your proxy card or voting instruction form in the pre-addressed envelope provided, which requires no additional postage if mailed in the United States.

If you plan to attend the Meeting, please notify us of your intentions. This will assist us with meeting preparations. If your shares are not registered in your own name and you would like to attend the Meeting, please follow the instructions forwarded to you by your broker, trust, bank or other holder of record to obtain a valid proxy. This will enable you to gain admission to the Meeting and vote in person.

By order of the Board of Directors,

April 30, 2015 Houston, Texas	Nicolas J. Evanoff Senior Vice President, General Counsel & Corporate Secretary

1330 Post Oak Boulevard, Suite 2250

Houston, Texas 77056

(713) 797-2940

PROXY STATEMENT

This Proxy Statement and the accompanying proxy are being furnished with respect to the solicitation of proxies by the Board of Directors (the “Board”) of Erin Energy Corporation, a Delaware corporation (the “Company,” “Erin Energy,” “we” or “us”), for the 2015 Annual Meeting of Stockholders (the “Meeting”). The Meeting is to be held at 9:00 a.m., Houston time (4:00 p.m., Johannasburg, South Africa time), on Wednesday, May 27, 2015, and at any adjournment or adjournments thereof, at 1330 Post Oak Blvd., 2nd Floor Conference Center, Big Bend Room, Houston, TX 77056.

The date on which the Proxy Statement and form of proxy are intended to be sent or made available to stockholders is on or about May 7, 2015.

The purpose of the Meeting is to seek stockholder approval of two proposals: (1) to elect seven directors to the Board and (2) to ratify the appointment of Grant Thornton LLP, independent registered public accounting firm, as our auditors for fiscal year 2015.

Who May Vote

Only stockholders of record of our common stock as of the close of business on April 27, 2015 (the “Record Date”) are entitled to notice and to vote at the Meeting and any adjournment or adjournments thereof.

A list of stockholders entitled to vote at the Meeting will be available at the Meeting, and will also be available for ten days prior to the Meeting, during office hours, by contacting our Corporate Secretary at the executive offices of the Company at:

Corporate Secretary

Erin Energy Corporation

1330 Post Oak Boulevard, Suite 2250

Houston, Texas 77056

The presence at the Meeting of holders of a majority of the outstanding shares of common stock as of the Record Date, in person or by proxy, is required for a quorum. Votes cast by proxy or in person at the Meeting will be tabulated by an Inspector of Elections appointed for the Meeting. Should you submit a proxy, even though you abstain as to one or more proposals, or you are present in person at the Meeting and abstain, the Inspector of Elections will treat abstentions as shares that are present for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. The Company has designated Broadridge Financial Solutions, the Company’s proxy management service, as the Inspector of Elections for the Meeting.

As of the Record Date, we had issued and outstanding 212,325,637 shares of common stock. Each holder of common stock on the Record Date is entitled to one vote for each share then held on all matters to be voted at the Meeting. No other class of voting securities was outstanding as of the Record Date.

Voting Your Proxy

You may vote by proxy by following the instructions provided in the proxy card or voting instruction form being sent to you. You may submit your vote until the deadline set forth on the proxy card or voting instruction form that you receive. If you vote by mail, please be aware that we can recognize your vote only if we receive it by close of business of the day before the Meeting. If your shares are held through a broker, trust, bank or other nominee, you should refer to information forwarded to you by such holder of record for your voting options.

The shares represented by any proxy duly given will be voted at the Meeting in accordance with the instructions of the stockholder. If you sign and date your proxy but do not give specific voting instructions, the shares will not be voted with respect to the election of the nominees for director set forth herein, (unless you are a registered holder, in which case the shares will be voted “FOR” the nominees for director set forth herein). Shares of holders who sign and date their proxy card but do not give specific voting instructions will be voted “FOR” the ratification of the appointment of our independent registered public accounting firm.

Each share of common stock outstanding on the record date will be entitled to one vote on all matters. Under Proposal 1 (Election of Directors), the seven candidates for election as directors at the Meeting are uncontested. In uncontested elections, directors are elected by plurality of the votes cast at the meeting. Proposal 2 (Ratification of the Appointment of Independent Registered Public Accounting Firm) requires the vote of a majority of the shares present in person or by proxy and entitled to vote at the Meeting for approval.

Shares that abstain or that are withheld from voting as to a particular matter, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of or against such matter, and will also not be counted as shares voting on such matter. Accordingly, abstentions, withheld votes and “broker non-votes” will have no effect on the voting on matters (Proposals 1 and 2) that require the affirmative vote of a plurality or a majority of the votes cast or the shares voting on the matter. Brokers are permitted, but not required, to use discretionary authority to vote shares on “routine matters.” Proposal 2 (Ratification of the Appointment of Independent Registered Public Accounting Firm) is the only “routine matter” presented in this proxy statement; therefore, Brokers will not be permitted to use their discretionary authority to vote shares on Proposal 1 (Election of Directors).

You may also vote in person at the Meeting. Instructions for voting in person are included in the proxy materials sent to you. If your shares are held through a broker, trust, bank or other nominee, please refer to the information forwarded to you by such holder of record to obtain a valid proxy. If your shares are held this way, you will need to bring your legal proxy with you to the Meeting in order to vote in person.

Stockholders have no cumulative voting rights or dissenter’s or appraisal rights relating to the matters to be acted upon at the Meeting.

Revoking Your Proxy

Even if you submit a proxy or voter instructions, you may revoke and change your vote. You may revoke your proxy or voter instructions by submitting a new proxy or voter instructions by using a voting procedure described in the proxy card or voting instruction form that you received. You may also request a copy of a blank proxy card or voter instruction card be sent to you by mail and revoke your proxy by executing a subsequently-dated proxy or voter instructions card and mailing it in accordance with the instructions on the proxy card or voting instruction form that you received. You may also revoke your proxy by your attendance and voting in person at the Meeting by following the instructions to vote in person that have been sent to you. Mere attendance at the Meeting will not revoke a proxy or voter instructions. We will vote the shares in accordance with the directions given in the last proxy or voter instructions submitted in a timely manner before the Meeting. You may revoke your vote until the voting deadline set forth on your proxy card or voting instruction form. If you revoke your vote by mail, please be aware that we can recognize the revoked vote only if we receive it by close of business of the day before the Meeting.

If the Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Meeting (except for any proxies that have at that time effectively been revoked or withdrawn), even if the proxies had been effectively voted on the same or any other matter at a previous Meeting.

You are requested, regardless of the number of shares you own or your intention to attend the Meeting, to vote your shares as described above.

Solicitation of Proxies

The expenses of solicitation of proxies will be paid by the Company. We may solicit proxies by mail, and the officers and employees of the Company, who will receive no extra compensation therefore, may solicit proxies personally or by telephone. The Company will reimburse brokerage houses and other nominees for their expenses incurred in sending proxies and proxy materials to the beneficial owners of shares held by them.

Delivery of Proxy Materials to Households

Only one copy of the Company’s 2014 Annual Report (the “Annual Report”) and this Proxy Statement will be delivered to an address where two or more stockholders reside with the same last name or who otherwise reasonably appear to be members of the same family based on the stockholders’ prior express or implied consent.

If you share an address with at least one other stockholder, currently receive one copy of our Annual Report and Proxy Statement at your residence, and would like to receive a separate copy of our Annual Report and Proxy Statement for future stockholder meetings of the Company, please write to or call our Corporate Secretary at our address or phone number, as applicable, listed at the top of page one of this Proxy Statement and specify this preference in your request. The Company shall promptly, upon receipt of such request, undertake to deliver a separate copy of our Annual Report and Proxy Statement as requested. A copy of our Annual Report and this Proxy Statement are available for viewing online at our website http://www.erinenergy.com or the website www.proxyvote.com, which will allow you to vote your shares of common stock.

If you share an address with at least one other stockholder and currently receive multiple copies of our Annual Report and Proxy Statement, and you would like to receive a single copy of our Annual Report and Proxy Statement, please write to or call our Corporate Secretary at our address or phone number, as applicable, listed at the top of page one of this Proxy Statement and specify this preference in your request.

Holders of Shares of Common Stock Traded on the Johannesburg Stock Exchange

If you hold shares of Common Stock that are traded on the Johannesburg Stock Exchange (the “JSE”) and you have questions about this Proxy Statement or voting your shares, you may contact our transfer secretary in South Africa at Link Market Services South Africa (Pty) Limited (“Link Market Services”), 13th Floor, Rennie House, 19 Ameshoff Street, Braamfontein, 2001, South Africa (P.O. Box 4844, Johannesburg, 2000, South Africa).

EXECUTIVE OFFICERS AND BOARD OF DIRECTORS

Interest of Officers and Directors in Matters to Be Acted Upon

None of the Company’s directors has any interest in any of the matters to be acted upon, except to the extent that a director is named as a nominee for election to the Board.

No Adverse Interests of Officers or Directors

None of the Company’s directors is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Director Nominees and Executive Officers

Set forth below are the names of our current directors standing for election and current principal executive officers, their ages, all positions and offices that they hold with us, the period during which they have served as such, and their business experience during at least the last five years. Directors are elected at each annual meeting of stockholders, and each executive officer serves until his or her resignation, death, or removal by the Board. The individuals who served as Erin Energy’s senior executive officers during fiscal year 2014 are referred to in this Proxy Statement as the “Named Executive Officers.”

Name	Age	Position(s)
Dr. Kase Lukman Lawal	60	Chief Executive Officer, Chairman and Director
Dr. Lee Patrick Brown	77	Director
William J. Campbell	56	Director
John Hofmeister	67	Director
Dr. Daniel M. Matjila	53	Director
Ira Wayne McConnell	62	Director
Hazel R. O’Leary	77	Director
Nicolas J. Evanoff	52	Senior Vice President, General Counsel and Secretary
Earl W. McNiel	56	Senior Vice President and Chief Financial Officer
Babatunde Omidele	60	Senior Vice President, Exploration and Production
Heidi Wong	56	Senior Vice President and Chief Administrative Officer

DR. KASE LUKMAN LAWAL. Dr. Lawal has served on the Company’s Board since April 2010, as the Company’s Chairman since May 2010, and as the Company’s Chief Executive Officer since April 2011. As chairman of CAMAC International Corporation, Dr. Lawal leads a diverse group of affiliated companies that comprise one of the largest African-American owned corporations in the United States. Committed to public service, he has previously served as a commissioner on the Port of Houston Authority and currently serves as vice chairman of the Houston Airport Development System Corporation. He is also a member of the National Urban League’s Board of Directors, a former member of the Fisk University Board of Trustees, and a former member of President Obama’s Advisory Committee for Trade Policy and Negotiation. Dr. Lawal is a member of the board of directors and a majority shareholder in Unity National Bank, the only federally-insured and licensed African American-owned bank in Texas. Additionally, he co-chairs Unite for Children, Unite Against AIDS, a $300.0 million dollar UNICEF campaign. Dr. Lawal earned a bachelor’s degree in chemistry from Texas Southern University and an MBA in finance and marketing from Prairie View A&M University in Prairie View, Texas. He was awarded an honorary doctorate in philosophy from Fort Valley (Georgia) State University and an honorary doctorate in humane letters from Texas Southern University.

DR. LEE PATRICK BROWN. Dr. Brown has served on the Company’s Board since April 2010. Capping a career of public service dedicated to law enforcement, Dr. Brown was elected Mayor of the City of Houston on December 6, 1997, sworn in on January 2, 1998; and re-elected in 1999 and again in 2001, serving the maximum of three terms in office. Prior to his election as Mayor of the nation’s fourth-largest city, Dr. Brown served in President Clinton’s Cabinet as Director of the White House Office of National Drug Control Policy from 1993 to 1996. Dr. Brown rose through the law enforcement ranks: first as a patrolman with the San Jose, California Police Department; then as a Sheriff of Multnomah County, Oregon; followed by Commissioner of Public Safety in Atlanta, Georgia; Chief of Police in Houston, Texas; and Police Commissioner for New York City, New York.

Dr. Brown has an undergraduate degree in criminology from Fresno State University, a master’s degree in sociology from San Jose State University and holds a master’s degree and doctorate degree in criminology from the University California at Berkeley, where he also is an UC-Berkeley Fellow. He was selected as UC-Berkeley’s 2004 Alumnus of the Year. He also holds honorary doctorate degrees from Florida International University, Portland State University, State University of New York, Fresno State University, John Jay College of Criminal Justice, Paul Quinn College and Howard University. He is an honorary visiting professor at four universities in China.

Dr. Brown also has been a part time Professor at San Jose State University; Professor and Chairman of the Department of Administration of Justice at Portland State University; Associate Director of the Institute for Urban Affairs and Research and Professor of Public Administration at Howard University; University Professor at Texas Southern University; and a Senior Scholar at the James A. Baker III Institute for Public Policy and Professor of Sociology at Rice University. After leaving the Office of the Mayor, he served as a Visiting Scholar in the School of Social Sciences at Rice University.

Dr. Brown is currently the Chairman and CEO of Brown Group International and Chairman of the Board of Unity National Bank.

WILLIAM J. CAMPBELL. Mr. Campbell has served on the Company’s Board since June 2011. He has nearly thirty years of experience in the legal, investment and energy industries with a diverse background in management, finance, legal, land and marketing. Since 2006, Mr. Campbell has served as owner and managing director of PPPCo-CB Energy, LLC, a Houston, Texas-based private oil and gas exploration and production company, and since 1997 Mr. Campbell has served as owner and managing director of CB Energy, LLC, a Houston, Texas-based private oil and gas exploration and production company. From 1991 to 1996, Mr. Campbell served as principal, vice president and corporate counsel of Houston, Texas-based Fremont Energy Corporation, a Bechtel Family company, where Mr. Campbell managed the company’s domestic and international energy asset portfolio and directed the company’s commercial, banking, and legal activities, and from 1985 through 1991, Mr. Campbell served as counsel and manager for Bechtel Investments, Inc. in Houston, Texas, managing its oil and gas marketing and land/legal operations. Mr. Campbell started his professional career at the Houston, Texas law firm of Reynolds, Allen & Cook.

Mr. Campbell is very active in community and civic affairs. His service includes: the Kinkaid School Board of Trustees of Houston since 2007, and its Advancement, Finance & Building Committees since 2002; the Board of Directors of the Houston Country Club from 2005 to 2007; the Institute for Molecular Medicine as a Founding Trustee and Scientific Advisory Board Member since 2001; the Development Board of the University of Texas Health Science Center since 1991 (Chairman Emeritus, 2002-2003); the Advisory Board of Amegy Bank of Texas, N.A. since 1998; the Endowment Board and a Junior Warden and Senior Council Representative of St. Martin’s Episcopal Church since 2004; the Board of the Daniel and Edith Ripley Foundation since 2005 and its treasurer; the Board of the Bayou City Pump Co. since 2010; a former member of the Advance Team Board of M.D. Anderson and the Texas Children’s Hospital Individuals Committee; and the Memorial Hermann System Board of Directors since 2014, and a member of its Finance and Governance Committee and Foundation since 2011.

Mr. Campbell earned his B.B.A. in Petroleum Land Management/Finance from the University of Texas at Austin, and his J.D. degree from South Texas College of Law, and also studied law at Cambridge University and completed the J.P. Morgan Corporate Finance Program, New York.

JOHN HOFMEISTER. Mr. Hofmeister has served on the Company’s Board since April 2010. Upon retirement from Shell Oil Company in July 2008, Mr. Hofmeister founded the not-for-profit (501(c) (3)), nationwide membership association, Citizens for Affordable Energy, which he currently heads. This Washington D.C.-registered, public policy education firm exists to promote sound U.S. energy security solutions for the nation, including a range of affordable energy supplies, efficiency improvements, essential infrastructure, sustainable environmental policies and public education on energy issues.

Mr. Hofmeister was named President of Houston-based Shell Oil Company in March 2005, heading the U.S. Country Leadership Team, which included the leaders of all Shell businesses operating in the United States. He became President after serving as Group Human Resource Director of the Shell Group, based in The Hague, The Netherlands.

A business leader who has participated in the inner workings of multiple industries for over 36 years, Mr. Hofmeister also has held key leadership positions in General Electric, Nortel and AlliedSignal (now Honeywell International). Mr. Hofmeister serves as Chairman of the National Urban League and is a member of the U.S. Department of Energy’s Hydrogen and Fuel Cell Technical Advisory Committee. He also serves as a non-executive director of Hunting PLC, a London-based supplier to the oil and gas industry (since August 2009), and Applus, a Carlyle-owned company in the test, inspection and certification industry. He serves on the boards of the Foreign Policy Association, Strategic Partners, LLC, the Gas Technology Institute and the Center for Houston’s Future. Mr. Hofmeister is a Fellow of the National Academy of Human Resources. He also is a past Chairman and serves as a Director of the Greater Houston Partnership.

Mr. Hofmeister earned Bachelor’s and Master’s Degrees in Political Science from Kansas State University. He was awarded Doctors of Letters Degrees from University of Houston and Kansas State University.

DR. DANIEL M. MATJILA. Dr. Matjila has served on the Company’s Board since May 2014 and was designated as such by the Public Investment Corporation (SOC) Limited (“PIC”) as described below under “Transactions with the Public Investment Corporation (SOC) Limited.” Dr. Matjila has over 20 years of experience in senior management both in the private and academic sectors and is currently the Chief Executive Officer and an Executive Director of PIC, a state-owned investment management firm based in South Africa. Dr. Matjila joined PIC in 2003 as a Risk Manager, was promoted to Chief Investment Officer in 2005 and became Chief Executive Officer in 2014. Dr. Matjila’s current responsibilities include managing PIC’s investment portfolio valued in excess of ZAR1.1 trillion (approximately $95 billion) across all asset classes. He is also spearheading the Offshore Investment Strategy and Africa Investment Strategy for PIC. Dr. Matjila also currently serves on the board of directors of Ecobank Transnational Incorporated.

Prior joining PIC, Dr. Matjila was the Senior Manager Quantitative Research Analysis for Stanlib Asset Management Limited, where he spearheaded the application of quantitative techniques in fund management and managed the Quant Portfolio for over two years. Prior to joining Stanlib Asset Management Limited, Dr. Matjila worked for Anglo American plc, a JSE-listed company, for five years where he was the Senior Manager of Quantitative Research Analysis, responsible for Derivatives (Fixed Income, Equity and Currency) and the application of quantitative techniques in Fund Management.

Dr. Matjila started his career as a Senior Mathematics lecturer at the University of the North and worked in academia for over nine years. Dr. Matjila holds a B.S. in Applied Mathematics from the University of Fort Hare, a M.S. in Applied Mathematics from the Rhodes University and a Ph.D. in Mathematics from the University of the Witwatersrand. He has also completed the Advanced Management Program through Harvard Business School.

IRA WAYNE McCONNELL. Mr. McConnell has served on the Company’s Board since June 2011. He is the Managing Partner of Houston, Texas-based McConnell Jones Lanier & Murphy LLP, Certified Public Accountants, where he is responsible for guiding the strategic direction of the firm and has overall responsibility for management of administrative functions, accounting, and information technology and is also Partner-In-Charge of the firm’s assurance practice. He founded McConnell & Jones in July of 1987.

Mr. McConnell is also active in the public services sector, serving as a board member of the Houston Division of the American Heart Association since 2003, as a former board member and Chairman of the SouthWest Affiliate of the American Heart Association, and as the former Chairman of the Audit Committee of the American Heart Association National Board. Mr. McConnell also currently serves: on the Board of Directors for the Greater Houston Partnership (since 2001) and is the current Chairman of the Audit and Finance Committees; on the Board of Governors of the Houston City Club (since 2008); on Grambling State University’s Black & Gold Foundation (since 2005); and on the Board of Directors for the United Way of the Texas Gulf Coast, where he has served on the Audit Committee since 2008, as the Audit Committee Chair since 2010, on the Executive Committee since 2010, and on the Finance Committee from 1996 to 1999. Mr. McConnell also previously served on the Houston Museum of African American Culture’s Board of Directors and as its Finance Committee Chair from 2005 to 2010.

Mr. McConnell earned his B.B.A. in Accounting from Grambling State University, and his M.B.A., Accounting, from Louisiana Tech University, and is a Certified Public Accountant licensed to practice in the states of Texas, Tennessee, Georgia, Illinois, New Jersey, and the District of Columbia, and is a member of the American Institute of Certified Public Accountants, the Texas Society of Certified Public Accountants, and the Houston Chapter of the Texas Society of Certified Public Accountants.

HAZEL R. O’LEARY. Ms. O’Leary has served on the Company’s Board since April 2010. From 2004 to January 2013, Ms. O’Leary served as the President of Fisk University in Nashville, Tennessee. She also serves on the board of directors of ITC Holdings Corp. and on the non-profit board of the Arms Control Association. Ms. O’Leary served as an assistant attorney general and assistant prosecutor in the state of New Jersey, was appointed to the Federal Energy Administration under President Gerald Ford and served as

Assistant Secretary of Energy under President Jimmy Carter. Ms. O’Leary worked in the private sector as a principal at the independent public accounting firm of Coopers and Lybrand from 1977 to 1979. In 1981, she was named vice president and general counsel of O’Leary and Associates, a company focused on international economics and energy. She served in that capacity until 1989 and then returned as president from 1997 to 2001. Ms. O’Leary served as the Secretary of Energy during the Clinton Administration from 1993 to 1997. She previously served on the Board of Directors of the UAL Corporation, the parent company of United Airlines, Scottish Re, Ltd. (a financial services and reinsurance company), ICF Kaiser International, an engineering, construction and consulting company and the AES Company, a global power producer.

Ms. O’Leary earned her Bachelor’s Degree from Fisk University and her law degree from Rutgers University School of Law. She is a member of the New Jersey State Bar Association and The District of Columbia Bar Association. Currently, Ms. O’Leary leads O’Leary Associates, Inc. and works with underserved students to successfully navigate high school and pursue STEM degrees.

NICOLAS J. EVANOFF. Mr. Evanoff has served as Senior Vice President, General Counsel and Secretary of the Company since September 2011. He previously served as Senior Vice President, General Counsel and Secretary of Frontera Resources Corporation (“Frontera”), an independent oil and gas exploration and production company operating in the country of Georgia, since September 2007. Prior to joining Frontera, he served as Vice President, General Counsel and Secretary of Transmeridian Exploration Incorporated, an independent oil and gas exploration and production company operating in Kazakhstan and Russia from 2005 to September 2007. From 1997 to 2004, he held senior legal and executive positions with two international drilling contractors, Pride International Inc., where he was Vice President-Corporate & Governmental Affairs, and Transocean Ltd., where he was Associate General Counsel and General Counsel, Asia & Middle East. Mr. Evanoff began his legal career with Baker Botts L.L.P. in Houston, Texas, where he practiced corporate and securities law from 1992 to 1997. Mr. Evanoff holds a B.S. in Chemical Engineering from Texas A&M University and a J.D. from the University of Houston Law Center, and studied law at the University of Kiel in Germany under a Fulbright Grant. Mr. Evanoff is a past member of the board of directors of the Houston World Affairs Council.

EARL W. MCNIEL. Mr. McNiel was appointed Senior Vice President and Chief Financial Officer in February 2013 and previously served as Interim Chief Financial Officer of the Company since March 2012. He has more than thirty years of experience with public companies, primarily in the energy and waste management industries, and has broad experience in the areas of corporate finance, mergers and acquisitions, and financial reporting. From 2009 until joining the Company, he managed private investments and worked as a consultant to oil and gas and alternative energy companies. From 2004 to 2009, he served as Vice President and Chief Financial Officer of Transmeridian Exploration Incorporated, an independent oil and gas exploration and production company. From 1994 to 2004, he was a senior executive with Pride International, Inc., an international oilfield service provider and drilling contractor, serving as Chief Financial Officer, Vice President of Planning & Corporate Development, and Chief Accounting Officer. Prior to joining Pride, Mr. McNiel served as a senior financial executive with several waste management companies and an oilfield service company. He began his career in public accounting with a major international accounting firm. Mr. McNiel holds a B.B.A. from Baylor University in Waco, Texas.

BABATUNDE OMIDELE. Mr. Omidele has served as Senior Vice President, Business Development and New Ventures of the Company since September 2011 and was appointed Senior Vice President, Exploration and Production in March 2012. He previously served as Senior Vice President, Exploration and Production, for CAMAC International Corporation (“CIC”) since October 2008, and Managing Director of its affiliate, Allied Energy Plc (Nigeria) (“Allied”) since February 2009. Prior to joining CIC and Allied, Mr. Omidele worked for 28 years with Shell companies in Nigeria, the United Kingdom, and the United States, serving in various positions, including as Regional Resource Volume Manager (Africa), Team Lead – Deepwater Integrated Projects, Subsurface Coordinator –Deepwater Integrated Projects, Senior Staff Reservoir & Production Engineer, and Senior Petroleum Engineer. Mr. Omidele holds a bachelor’s degree in Petroleum Engineering from the University of Ibadan, Nigeria, and a master’s degree in Petroleum Engineering from the University of Houston.

HEIDI WONG. Ms. Wong was appointed as Senior Vice President and Chief Administrative Officer in September 2013. She originally joined the Company in 2008 and served in various roles, including Vice President of Business Planning and Strategy and Managing Director of the Company’s China operations. As Managing Director of all China operations, she managed all aspects of in-country exploration operations, business development and government relations. Ms. Wong worked for more than two decades in business development, government liaison and commercial affairs in the Chinese energy market with both Texaco and Chevron. She held multiple key positions, including: Director of Marketing and Government Affairs for Texaco China, general representative for Texaco in Beijing prior to the Texaco-Chevron merger, Vice President of Business Development and External Affairs for ChevronTexaco China Energy Co., following the merger. Ms. Wong holds an MBA degree from Wuhan University and is a current member of the Association of International Petroleum Negotiators and The Society of Petroleum Engineers.

CORPORATE GOVERNANCE

Our current corporate governance practices and policies are designed to promote stockholder value, and we are committed to the highest standards of corporate ethics and diligent compliance with financial accounting and reporting rules. Our Board provides independent leadership in the exercise of its responsibilities. Our management oversees a system of internal controls and compliance with corporate policies and applicable laws and regulations, and our employees operate in a climate of responsibility, candor and integrity.

Corporate Governance Guidelines

We and our Board are committed to high standards of corporate governance as an important component in building and maintaining stockholder value. To this end, we regularly review our corporate governance policies and practices to ensure that they are consistent with the high standards of other companies. We also closely monitor guidance issued or proposed by the SEC, as well as the emerging best practices of other companies. The current corporate governance guidelines are available on the Company’s website at http://www.erinenergy.com. Printed copies of these guidelines may be obtained, without charge, by contacting the Company at: Corporate Secretary, Erin Energy Corporation, 1330 Post Oak Boulevard, Suite 2250, Houston, Texas 77056.

Board and Board Committees

There are currently seven directors serving on the Company’s Board: Dr. Kase Lukman Lawal, Dr. Lee Patrick Brown, William J. Campbell, John Hofmeister, Dr. Daniel M. Matjila, Ira Wayne McConnell and Hazel R. O’Leary. The Board has established three committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are comprised entirely of independent directors. From time to time, the Board may establish other committees. The Board has approved and adopted a written charter for each of the committees, which charters are available via the Company’s website at http://www.erinenergy.com. Printed copies of these charters may be obtained, without charge, by contacting the Company at: Corporate Secretary, Erin Energy Corporation, 1330 Post Oak Boulevard, Suite 2250, Houston, Texas 77056.

During the fiscal year ended December 31, 2014, the Board held a total of six meetings. During 2014, all directors attended at least 75% of all Board meetings. We do not have a policy requiring Board members to attend the annual meeting of our stockholders. All members of the Board who were members of the Board on the date of our 2014 annual meeting of stockholders attended our 2014 annual meeting of stockholders.

Governance Structure

The Company’s Board appointed Dr. Kase Lukman Lawal to act as Chairman of the Board starting in May 2010. In April 2011, Dr. Lawal assumed the additional position of Chief Executive Officer. The Board has not designated a lead independent director. The Board believes this leadership structure is appropriate because Dr. Lawal is the director most familiar with the Company’s business and area of focus in the African petroleum exploration and production industry, and as such is positioned to most effectively identify strategic priorities and lead discussion and execution of strategy. The Chief Executive Officer brings Company-specific experience and expertise, while the Company’s independent directors bring experience, oversight and expertise from outside the Company and its industry. The Board believes that the combined role of Chief Executive Officer and Chairman promotes the development and execution of the Company’s strategy and facilitates the flow of information between management and the Board, which is essential to effective corporate governance.

We encourage our shareholders to learn more about our Company’s governance practices at our website, http://www.erinenergy.com.

The Board’s Role in Risk Oversight

The Board oversees that the assets of the Company are properly safeguarded, that the appropriate financial and other controls are maintained and that the Company’s business is conducted wisely and in compliance with applicable laws and regulations and proper governance. Included in these responsibilities is the Board’s oversight of the various risks facing the Company. In this regard, the Board seeks to understand and oversee critical business risks. The Board does not view risk in isolation. Risks are considered in virtually every business decision and as part of the Company’s business strategy. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for the Company to be competitive on a global basis and to achieve its objectives.

While the Board oversees risk management, Company management is charged with managing risk. The Company has robust internal processes and a strong internal control environment to identify and manage risks and to communicate with the Board. The Board and the Audit Committee monitor and evaluate the effectiveness of the internal controls and the risk management program at least annually. Management communicates routinely with the Board, Board committees and individual Directors on the significant risks identified and how they are being managed. Directors are free to, and indeed often do, communicate directly with senior management.

The Board implements its risk oversight function both as a whole and through committees. Much of the work is delegated to various committees, which meet regularly and report back to the full Board. All committees play significant roles in carrying out the risk oversight function. In particular:

•	The Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, accounting and legal matters. The Audit Committee oversees the internal controls and external audit functions. The Audit Committee members meet separately with representatives of the independent auditing firm.

•	The Compensation Committee evaluates the risks and rewards associated with the Company’s compensation philosophy and programs. The Compensation Committee reviews and approves compensation programs with features that mitigate risk without diminishing the incentive nature of the compensation. Management discusses with the Compensation Committee the procedures that have been put in place to identify and mitigate potential risks in compensation.

•	The Nominating and Corporate Governance Committee oversees Company corporate governance matters in accordance with the Company’s Corporate Governance Guidelines, and establishes and maintains reasonable qualifications for persons serving as directors, identifies individuals qualified to become Board members, and nominates qualified candidates for election to the Board and appointments to fill vacancies on the Board.

Director Qualifications

Directors are responsible for overseeing the Company’s business consistent with their fiduciary duty to stockholders. This significant responsibility requires highly-skilled individuals with various qualities, attributes and professional experience. The Board believes that there are general requirements for service on the Company’s Board that are applicable to all directors and that there are other skills and experience that should be represented on the Board as a whole but not necessarily by each director. The Board and the Nominating and Corporate Governance Committee of the Board consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs.

Qualifications for All Directors

In its assessment of each potential candidate, including those recommended by stockholders, the Nominating and Corporate Governance Committee considers the nominee’s judgment, integrity, experience, independence, understanding of the Company’s business or other related industries and such other factors the Nominating and Corporate Governance Committee determines are pertinent in light of the current needs of the Board. The Nominating and Corporate Governance Committee also takes into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities to the Company.

The Board and the Nominating and Corporate Governance Committee require that each director be a recognized person of high integrity with a proven record of success in his or her field. Each director must demonstrate innovative thinking, familiarity with and respect for corporate governance requirements and practices, an appreciation of multiple cultures and a commitment to sustainability and to dealing responsibly with social issues. In addition to the qualifications required of all directors, the Board assesses intangible qualities, including the individual’s ability to ask difficult questions and, simultaneously, to work collegially.

The Board does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for Board membership. Diversity is important because a variety of points of view contribute to a more effective decision-making process.

Qualifications, Attributes, Skills and Experience to be Represented on the Board as a Whole

The Board has identified particular qualifications, attributes, skills and experience that are important to be represented on the Board as a whole, in light of the Company’s current needs and business priorities. The Company’s services are performed in various countries around the world and significant areas of future growth are located outside of the United States. The Company’s business is truly global and multicultural. Therefore, the Board believes that international experience or specific knowledge of key geographic growth areas and diversity of professional experiences should be represented on the Board. The Company’s business is multifaceted and involves complex financial transactions in various countries. Therefore, the Board believes that the Board should include some Directors with a high level of financial literacy and some Directors who possess relevant business experience as a Chief Executive Officer or President. Our business involves complex technologies in a highly-specialized industry. Therefore, the Board believes that extensive knowledge of the Company’s business and the energy industry should be represented on the Board. The Company’s business also requires compliance with a variety of regulatory requirements across a number of countries and relationships with various governmental entities. Therefore, the Board believes that governmental, political or diplomatic expertise should be represented on the Board.

Summary of Qualifications of Director Nominees

Set forth below is a tabular disclosure of some of the specific qualifications, attributes, skills and experiences of our director nominees.

Dr. Kase Lukman Lawal	• Global leadership position as Chairman of CAMAC International Corporation

• Experience in directing global petroleum exploration and development operations and investments, with extensive experience in petroleum operations and investments in Africa

• Experience with petroleum industry regulatory requirements and governmental entities in various foreign countries, including Nigeria

•    Public finance, policy and leadership experience as the current vice chairman of the Houston Airport Development System Corporation and as a former commissioner on the Port of Houston Authority and former member of President Obama’s Advisory Committee for Trade Policy and Negotiation

• Outside board experience as director of Unity National Bank

• Outside board experience at non-profit organizations (the National Urban League and, formerly, the Fisk University Board of Trustees)

Dr. Lee Patrick Brown	• Outside board and management experience as current Chairman and CEO of Brown Group International and Chairman of the Board of Unity National Bank

•    Leadership, governmental and political experience as former Mayor of the City of Houston, Director of the White House Office of National Drug Control Policy under President Clinton, Police Commissioner of New York City, Chief of Police in Houston and Commissioner of Public Safety in Atlanta, Georgia

•    Academic/administration experience at major universities such as San Jose State University, Portland State University, Howard University, Texas Southern University and Rice University, and an honorary visiting professor at four universities in China

• Recognition by UC-Berkeley as 2004 Alumnus of the Year

William J. Campbell	• Operational and leadership experience in the oil and gas industry as owner and managing director of PPPCo-CB Energy, LLC and CB Energy LLC, domestic oil and gas exploration and production companies

•    Formerly principal, vice president and corporate counsel of Fremont Energy Corporation, a Bechtel Family company, with responsibility for managing domestic and international energy asset portfolios, and commercial, banking and legal activities

• Outside board experience at non-profit organizations (The Kinkaid School of Houston, Institute for Molecular Medicine, University of Texas Health Science Center, Daniel and Edith Ripley Foundation)

• Member of the Advisory Board of Amegy Bank of Texas, N.A.

John Hofmeister	• Global leadership position as former President of Shell Oil Company

• International regulatory and governmental experience as former Group Human Resource Director for the Shell Group, based in The Hague, The Netherlands, and as President of Shell Oil Company

• Experience in key leadership positions in multiple companies across multiple industries (General Electric, Nortel and AlliedSignal (now Honeywell International))

•    Outside board and public policy experience as a director of Hunting PLC and Applus, and former director of Lufkin Industries Inc., and a director of the Foreign Policy Association, Strategic Partners, LLC, the Gas Technology Institute and the Center for Houston’s Future

• Outside experience as a member of advisory boards (the U.S. Department of Energy’s Hydrogen and Fuel Cell Technical Advisory Committee)

• Outside board experience at non-profit organizations (the National Urban League and the Greater Houston Partnership)

• Affiliations with leading business and public policy associations (the National Academy of Human Resources and the Center for Houston’s Future)

Dr. Daniel M. Matjila

•    Over 20 years’ experience in senior management including his current position as Chief Executive Officer, Executive Director and head of Offshore Investment Strategy and Africa Investment Strategy for PIC

• Over 15 years’ experience in investment management including quantitative research analysis and fund management

• Outside board experience with multiple companies including Ecobank Transnational Incorporated

• Experience in key leadership positions in multiple companies across multiple industries (PIC, Stanlib Asset Management Limited, Anglo American plc)

• Over nine years’ experience in academia (University of the North)

Ira Wayne McConnell	• Financial expertise as Certified Public Accountant and Managing Partner of McConnell Jones Lanier & Murphy LLP, Certified Public Accountants

•    Outside non-profit board experience at the Houston Division and, formerly, SouthWest Affiliate of the American Heart Association, including as chairman of the Audit Committee of the American Heart Association National Board

•    Outside non-profit board experience at United Way of the Texas Gulf Coast (including on the Executive Committee and as chairman of the Audit Committee), and at Greater Houston Partnership (including as chairman of the Audit and Finance Committees)

• Member of American Institute of Certified Public Accountants and Texas Society of Certified Public Accountants

Hazel R. O’Leary	• Leadership experience as former President of Fisk University

•    Outside board and public policy experience as current member of the boards of directors of leading business and public policy organizations (ITC Holdings, Corp., Nashville Alliance for Public Education, Nashville Business Community for the Arts, World Wildlife Fund and Arms Control Association) and former director of AES Corporation

• Leadership and legal experience as former assistant attorney general and assistant prosecutor in the State of New Jersey and as general counsel and executive officer of O’Leary and Associates

•    Governmental, regulatory and political experience as former U.S. Secretary of Energy, appointee to the Federal Energy Administration and the Department of Energy and former executive for the Minnesota Northern States Power Company

•    Leadership, finance and accounting experience as former president and chief operating officer for the investment banking firm Blaylock and Partners and former principal at the accounting firm of Coopers and Lybrand

Independent Directors

The Board has determined that the majority of the current directors are “independent directors” as that term is defined in Section 803A of the NYSE MKT Company Guide and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Except for Dr. Kase Lukman Lawal, all current director nominees are independent.

Audit Committee

The Board’s Audit Committee consists of Messrs. McConnell (Chairman), Campbell and Matjila and Ms. O’Leary. The Board has determined that Messrs. Campbell, McConnell and Matjila and Ms. O’Leary are “independent” within the meaning of Section 803A of the NYSE MKT Company Guide and Rule 10A-3 of the Exchange Act. Each current Audit Committee member meets NYSE MKT LLC’s (the “NYSE MKT”) financial literacy requirements. The Board has named Mr. McConnell, who meets the NYSE MKT’s professional experience requirements, as its audit committee financial expert as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The primary function of the Audit Committee is to assist the Board by reviewing the financial information that will be provided to the stockholders and others, the preparation of our internal financial statements and our audit and financial reporting process, including internal control over financial reporting. In addition, our Audit Committee is responsible for maintaining free and open lines of communication among the Audit Committee, the independent auditors and management. Our Audit Committee consults with our management and independent auditors before the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into various aspects of our financial affairs. The Audit Committee is also responsible for considering, appointing and establishing fee arrangements with our independent auditors and, if necessary, dismissing them. It is not responsible for preparing our financial statements or for planning or conducting the audits.

The Audit Committee met by telephone or in person eight times in 2014. Meetings occurred after the end of each of the fiscal quarters ended December 31, 2013, March 31, 2014, June 30, 2014, and September 30, 2014, prior to public release of the financial statements for the respective periods. During 2014, except for Dr. Daniel M. Matjila, all directors attended at least 75% of all Audit Committee meetings.

The Report of the Audit Committee regarding the audited financial statements of the Company for the year ended December 31, 2014 follows.

ERIN ENERGY CORPORATION

AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

AUDIT COMMITTEE REPORT

March 16, 2015

The Audit Committee of the Board has furnished the following report:

As noted in the Audit Committee’s charter, management of Erin Energy Corporation (the “Company”) is responsible for preparing the Company’s financial statements. The Company’s independent registered public accounting firm is responsible for auditing the financial statements. The activities of the Audit Committee are in no way designed to supersede or alter those traditional responsibilities. The Audit Committee’s role does not provide any special assurances with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public accounting firm.

The Audit Committee has reviewed and discussed with management and the independent accounting firm, as appropriate, (1) the audited financial statements and (2) management’s report on internal control over financial reporting and the independent accounting firm’s related opinions.

The Audit Committee has discussed with the independent registered public accounting firm, Grant Thornton LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communication With Audit Committees, as amended (now AICPA, Professional Standards, Vol. 1. AU Section 380, Communication With Audit Committees), as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board, regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton LLP the firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for 2014 for filing with the SEC.

Ira Wayne McConnell, Chair

Dr. Daniel M. Matjila, Member

William J. Campbell, Member

Hazel R. O’Leary, Member

Compensation Committee

The Board’s Compensation Committee consists of Mr. Hofmeister (Chairman), Dr. Brown, Mr. Campbell and Mr. McConnell. The Board has determined that Mr. Hofmeister, Dr. Brown, Mr. Campbell and Mr. McConnell are each an “independent” director, as that term is defined in Section 803A of the NYSE MKT Company Guide and Rule 10A-3 under the Exchange Act.

The Compensation Committee is responsible for: (a) reviewing the Company’s compensation programs to determine that they effectively and appropriately motivate performance that is consistent with the Company’s business goals and tie executives’ financial interests to those of the stockholders; (b) assuring that the Chief Executive Officer’s annual objectives are consistent with the Company’s business goals and are explicit, and that performance against these objectives is reviewed annually; (c) defining, overseeing and ensuring that the Company develops and maintains a program of management succession planning, particularly with respect to the position of Chief Executive Officer; and (d) such other matters as are specifically delegated to the Compensation Committee by our Board from time to time or which are otherwise included in the Compensation Committee’s charter. The Compensation Committee has the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management.

The Compensation Committee may delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee. The Compensation Committee also has the authority to retain compensation consultants as it deems necessary. The Compensation Committee engaged an independent compensation consultant during the past fiscal year. The Compensation Committee engaged Longnecker & Associates, Inc. (“L&A” or the “Consultant”), an outside independent compensation consulting firm, to assist the Board and the Compensation Committee in crafting our total compensation program for our executive officers for 2014 and to assist the Board in determining compensation for our non-employee directors. In connection with its engagement, L&A was tasked with, among other things, making recommendations to the Compensation Committee regarding an appropriate compensation peer group, assisting the Compensation Committee in establishing a competitive executive compensation program and making recommendations and providing analysis regarding the compensation of our executive officers, including the Named Executive Officers, discussed below under the section entitled “Compensation Discussion and Analysis.” The Chief Executive Officer makes recommendations concerning the performance and compensation of the Company’s other executive officers. The Compensation Committee assesses these recommendations, with input and guidance from the Company’s independent compensation consultant, if and as appropriate, and makes final determinations as to the amount and form of all executive officers’ and directors’ compensation.

All members of the Compensation Committee met three times in fiscal year 2014 by telephone or in person.

The Report of the Compensation Committee regarding the compensation program for the Company for the year ended December 31, 2014 follows.

ERIN ENERGY CORPORATION

COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

COMPENSATION COMMITTEE REPORT

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information.

The Compensation Committee of the Board has furnished the following report:

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included herein.

Compensation Committee of

The Board of Directors

John Hofmeister, Chairman

Dr. Lee Patrick Brown, Member

William J. Campbell, Member

Ira Wayne McConnell, Member

Nominating and Corporate Governance Committee

The Board’s Nominating and Corporate Governance Committee consists of Dr. Brown (Chairman), Messrs. Hofmeister and Matjila and Ms. O’Leary. Each of Dr. Brown, Messrs. Hofmeister and Matjila and Ms. O’Leary is an “independent” director, as that term is defined in Section 803A of the NYSE MKT Company Guide and Rule 10A-3 under the Exchange Act. Dr. Brown was also appointed as Chair of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee has the responsibility to oversee Company corporate governance matters in accordance with the Company’s Corporate Governance Guidelines and to identify, evaluate, recruit and recommend qualified candidates to our Board for nomination or election. Each of the director nominees is recommended and approved by the Nominating and Corporate Governance Committee. In addition, it is the responsibility of the Nominating and Corporate Governance Committee to make recommendations to the Board regarding the size and composition of the Board or any committee thereof, identify individuals believed to be qualified to become Board members or fill vacancies on committees of the Board, consistent with criteria approved by the Board, and to select, or recommend to the Board, the nominees to stand for election as directors at the annual meeting of stockholders. The Nominating and Corporate Governance Committee is also charged with monitoring our performance in meeting our obligations of fairness in internal and external matters and our principles of corporate governance, as well as such other matters that are specifically delegated to the Nominating and Corporate Governance Committee by the Board from time to time or which are otherwise included in the Nominating and Corporate Governance Committee’s charter.

The Board has an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills relevant to our business. The Nominating and Corporate Governance Committee selects candidates for directors based on their character, judgment, diversity of experience relevant to our business, business acumen and ability to act on behalf of all stockholders. Each director nominee is also selected based on his or her experience in management, accounting and finance, knowledge of industry and technology, personal and professional ethics and willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. For information about the specific minimum qualifications, qualities and skills that the Nominating and Corporate Governance Committee believes must be met by its director nominees, see “Corporate Governance–Director Qualifications” above.

All members of the Nominating and Corporate Governance Committee met two times in 2014 by telephone or in person.

Code of Ethics

The Company has adopted a Code of Ethics and Business Conduct (the “Code”) applicable to the Company’s Chief Executive Officer, Chief Financial Officer and all other employees. Among other provisions, the Code sets forth standards for honest and ethical conduct, full and fair disclosure in public filings and stockholder communications, compliance with laws, rules and regulations, reporting of code violations and accountability for adherence to the Code. The text of the Code has been posted on the Company’s website at http://www.erinenergy.com. A copy of the Code can be obtained free of charge upon written request to: Corporate Secretary, Erin Energy Corporation, 1330 Post Oak Boulevard, Suite 2250, Houston, Texas 77056.

If the Company makes any amendment to, or grants any waivers of, a provision of the Code that applies to our principal executive officer or principal financial officer and that requires disclosure under applicable SEC rules, we intend to disclose such amendment or waiver and the reasons for the amendment or waiver on our website.

During the fiscal year ended December 31, 2014, there were no waivers of our Code of Ethics.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation

This Compensation Discussion and Analysis (“CD&A”) provides information about our compensation objectives, policies, and actions for our principal executive officer, our principal financial officer and our other three most highly-compensated executive officers for the year 2014. It is intended to place in perspective the information contained in the executive compensation tables that follow this discussion. This CD&A provides a general description of our compensation program and specific information about its various components.

Throughout this discussion, the following individuals are referred to as the Named Executive Officers (or “Named Executive Officers”) and are included in the Summary Compensation Table:

•	Dr. Kase Lukman Lawal, Chairman and Chief Executive Officer;

•	Earl W. McNiel, Senior Vice President and Chief Financial Officer;

•	Babatunde Omidele, Senior Vice President, Exploration and Production;

•	Nicolas J. Evanoff, Senior Vice President and General Counsel; and

•	Heidi Wong, Senior Vice President and Chief Administrative Officer.

Compensation Objectives

Our future success and the ability to create long-term value for our stockholders depends on our ability to attract, retain, and motivate the most qualified individuals in the oil and gas industry. Our Board of Directors and our Compensation Committee believes that executive compensation programs should be designed to reward performance that supports our long-term strategy and achievement of our short-term goals. Our Compensation Committee has structured our executive compensation program to achieve the following key objectives:

•	compete effectively to attract and retain the highest quality people who will determine our long-term success;

•	align the interests of those individuals with those of our stockholders and long-term value creation;

•	tie some portion of compensation to the attainment of our annual and long-term performance targets that also take into account and reflect individual contributions;

•	ensure that performance based compensation does not encourage excessive risk taking; and

•	reflect the unique qualifications, skills, experience, and responsibilities of each individual.

Executive Compensation Decision Making Process

The Role of the Compensation Committee

The Board delegates to the Compensation Committee responsibility for establishing the compensation of its executive officers, pursuant to a written charter adopted by the Board and posted on the Company’s website at http://www.erinenergy.com. Each of the four members of the Compensation Committee meets the independence requirements contained in the NYSE MKT Company Guide. The Compensation Committee currently consists of four independent, non-management members of the Board: John Hofmeister (Chairman), Dr. Lee Brown, William Campbell and Ira Wayne McConnell.

The Compensation Committee is responsible for the oversight and administration of the Company’s base salary, annual incentive, long-term incentive compensation and benefit programs for executive officers. The Compensation Committee’s key compensation responsibilities are:

•	to monitor the elements of compensation for the Chief Executive Officer and executive officers to determine whether such programs are properly achieving their intended purpose of aligning executive compensation and Company performance, and do not promote adverse risk-taking that could be detrimental to the Company or shareholders;

•	to ensure our compensation programs are able to attract, retain, and motivate qualified executive level talent that is fair, reasonable, and competitive for the purpose of increasing shareholder value;

•	to review the results of shareholder advisory votes on executive compensation and consider whether to make adjustments based on those advisory votes;

•	to assist in the establishment of corporate goals and objectives relating to the incentive compensation programs of the executive officers;

•	to review and make recommendations to the Board to approve any equity-based compensation plans that are not subject to shareholder approval;

•	to review and make recommendations to the Board to approve employment, severance, change-in-control, and retention agreements and amendments to those agreements to executive officers;

•	to make recommendations to the Board regarding the adoption or modification of any stock ownership guidelines applicable to executive officers or directors; and

•	to monitor, assess and implement market competitive compensation for the Board.

The Compensation Committee believes that its members and the compensation consultant’s collective experiences and judgment are as important as the data it utilizes to assess our compensation programs. The Compensation Committee gives consideration to each executive officer’s personal contributions to the Company, their qualifications, and individual performance when assessing each executive’s compensation.

The Role of the Compensation Consultant

For fiscal year 2014, the Compensation Committee engaged Longnecker & Associates (“L&A” or the “Consultant”), an independent executive compensation consulting firm, to provide the Compensation Committee with market data and advice regarding executive compensation packages in our industry as well as conduct an annual review of our total direct compensation programs (base salary, annual incentive and long-term incentive) of our 2014 Named Executive Officers to assess the market competitiveness of such packages. L&A has extensive experience in providing executive compensation advice, including specific experience in the oil and gas industry. The Compensation Committee took into consideration the discussions, guidance and compensation studies produced by L&A in order to make market competitive compensation decisions. L&A does not provide to the Compensation Committee any services or advice on matters unrelated to executive compensation and reports directly to and takes direction from the Chair of the Compensation Committee. The Compensation Committee has determined that the advice provided by L&A pursuant to executive compensation was free from any relationships that could impair the professional advice or compromise the integrity of the information and data provided to the Compensation Committee.

During 2014, representatives of L&A attended Compensation Committee meetings, met with the Compensation Committee without management being present and provided third-party data, analysis, advice and expertise on executive compensation and executive compensation programs. The Compensation Committee relied upon this data, L&A’s analyses of the data and its recommendations in establishing our compensation peer group, compensation programs and in establishing specific compensation amounts for our senior management, including the Named Executive Officers.

During the course of assisting the Compensation Committee, L&A generated reports that included a compilation of compensation data based upon our compensation peer group (discussed below) and particularized data for industry participants to the extent L&A determined that such additional data would prove useful in our compensation process. At the direction of the Compensation Committee, L&A also reviewed materials prepared by certain members of senior management and advised the Compensation Committee on the matters included in the materials, including the consistency of management proposals with the Compensation Committee’s compensation philosophy, programs and objectives.

Our Compensation Committee periodically reconsiders, with the advice and assistance of L&A, the composition of our compensation peer group and will recommend changes to so that it continues to reflect companies that we compete with for management talent. For example, the composition of our compensation peer group may change in response to, among other things, changes in our assets, revenues and market capitalization, as well as in response to business combinations involving members of our peer group. L&A advises us on the composition of our compensation peer group, and provides reports and analyses on compensation of the same type as previously discussed utilizing our compensation peer group. In connection with our Compensation Committee’s 2014 compensation processes, L&A was asked to revisit our compensation peer group and to suggest updates to the members of that group for 2014 compensation purposes, as discussed in more detail below.

Role of Management

Typically, our Chief Executive Officer plays a significant role in the compensation-setting process. Generally, he attends and participates in all Compensation Committee meetings (except executive sessions of the Compensation Committee or discussions involving his own compensation). Specifically, he:

•	evaluates the performance of our executive officers and other employees;

•	assists in establishing corporate performance goals and objectives and the related target levels; and

•	recommends base salary adjustments and equity awards for our executive officers (other than for himself).

The Compensation Committee considers, but is not bound to and does not always accept, our Chief Executive Officer’s recommendations with respect to the compensation of our executive officers. While the Compensation Committee seeks input primarily from our Chief Executive Officer and Chief Administrative Officer, it also consults with other executive officers to obtain recommendations with respect to our compensation programs, practices, and packages for executive officers and other employees. Other than participating in an annual evaluation process with our Chief Executive Officer and any discussions with the Compensation Committee, the other Named Executive Officers do not play a role in their own compensation determinations.

Our Compensation Peer Group

In developing our compensation structure, we review the compensation and benefit practices, as well as levels of pay, of a compensation peer group of companies selected by the Compensation Committee, with the assistance of L&A, from oil and natural gas exploration and development companies. The Compensation Committee considered relevant comparable data from the following list of 16 companies as representative of our peer group of companies, based on annual revenues, market capitalization, and total assets:

Approach Resources, Inc.	Bonanza Creek Energy, Inc.	BPZ Resources, Inc.	Callon Petroleum Company

Clayton Williams Energy, Inc.	EPL Oil & Gas, Inc.	Evolution Petroleum Corp.	Harvest Natural Resources, Inc.

Magnum Hunter Resources Corp.	Miller Energy Resources, Inc.	Northern Oil & Gas, Inc.	Resolute Energy Corp.

Sanchez Energy Corp.	Triangle Petroleum Corp.	VAALCO Energy, Inc.	Warren Resources, Inc.

In preparation for our 2014 compensation review, L&A compiled compensation data for the peer group from a variety of sources, including proxy statements and other publicly filed documents. L&A also provided published survey compensation data from multiple sources. This compensation data was then used to compare the compensation of our Named Executive Officers to our peer group of companies.

We compete for executive talent capable of executing our business strategy and managing our business with a much broader industry group than our compensation peer group, including larger, more established industry participants. Our compensation practices also take into account, among other factors, corporate performance, projected growth in the Company, an executive’s experience and value to the Company, individual performance and the current competitive environment for talented management. Thus, from time to time, we may vary targeted compensation and the balance of each element of compensation relative to our compensation peer group depending on our assessment of these factors and our view of the most effective means of aligning executive compensation with the achievement of our business objectives under the circumstances. Accordingly, in response to our assessment of the factors enumerated above, for 2014 we targeted compensation at the 50th percentile of our 2014 compensation peer group. For 2015, based upon the same factors, we have maintained targeted compensation at the 50th percentile of our 2015 compensation peer group.

Our Compensation Committee considers our corporate performance as well as individual performance. As a general matter, in considering annual cash incentives, the Compensation Committee assigns a target percentage based upon corporate performance and other considerations and then assesses individual performance based on a predetermined matrix of factors; however, ultimately, any such award is entirely discretionary, as our Compensation Committee believes retaining discretion over the amount of such awards is imperative in light of the dynamic nature of the Company’s activities, the potential for rapid changes in the business environment and the limitations inherent in quantitative measures of performance under such circumstances.

Compensation of Named Executive Officers

2014 Executive Compensation Program Design

In order to achieve the objectives of our executive compensation program, we have developed a balanced compensation package consisting of:

•	base salary;

•	performance-based annual cash incentives;

•	long-term equity incentives; and

•	employment benefits and perquisites.

The combination of cash and equity is intended to balance the reward opportunities associated with short-term performance with the potential for achieving longer term results, as well as effective retention. From time to time, the Compensation Committee may vary the mix of compensation utilized, depending upon the Compensation Committee’s current view of the most efficacious method to provide incentives under current market conditions, taking into account the compensation practices of our compensation peer group and the advice of our independent compensation consultant. The Compensation Committee utilized information provided by L&A in the analysis of each component and the mix of these components as compared to our peer group. In addition, certain executive officers are provided with severance and change-in-control agreements, perquisites and benefits. Each one of these elements of compensation serves a particular purpose, as discussed below.

Based on its reviews of total compensation and such other factors, the Compensation Committee believes that the total compensation paid to the Named Executive Officers is reasonable. However, compensation practices and philosophy are an evolving practice and future changes may be made to take into account changed circumstances, practices, competitive environments and other factors.

Base Salary

Base salary is the fixed annual compensation we pay to each executive officer for performing specific job responsibilities. It represents the minimum income an executive officer may receive in any year. We pay each executive officer a base salary in order to:

•	recognize each executive officer’s unique value and contribution to the Company;

•	remain competitive for executive talent within our industry; and

•	reflect position and level of responsibility.

We seek to maintain executive base salary levels at or near the market midpoint, or 50th percentile, of our peer group based on benchmark company data compiled by L&A. The salary of the Chief Executive Officer is determined by the Compensation Committee, whereas the salaries of other executive officers are determined by the Compensation Committee with input and recommendations from the Chief Executive Officer. In addition to job responsibility and competitive market data, we give consideration to individual performance of the executive and internal pay equity relative to other executive officers within the Company. At the discretion of the Compensation Committee, salaries are generally reviewed annually as part of the Company’s performance review process.

Performance-Based Annual Cash Incentives

Annually, subsequent to year-end, the Compensation Committee reviews performance-based cash incentive compensation to determine to what extent the Compensation Committee would make annual incentive awards to its Named Executive Officers for the preceding fiscal year. We provide annual incentive compensation to our executive officers on a discretionary basis for the achievement of short-term corporate goals and to recognize individual and team achievements. The Compensation Committee reviews recommendations from the Chief Executive Officer and then looks to our consultant for advice and guidance on market competitive annual incentive targets and payouts for the executive officers as compared to the peer group and market data. In considering annual cash incentives, the Compensation Committee assigns a target percentage based upon corporate performance and other considerations and then assesses individual performance based on a predetermined matrix of factors. For 2014, the target component was set at 50% for all the Named Executive Officers other than the Chief Executive Officer, and each executive was then ranked on achievement of personal and team goals. After consideration of all relevant data, the Compensation Committee determined that each such executive be awarded a cash incentive for 2014 based on achievement of 70% of individual and team goals, with the result that each such executive received a cash incentive equal to 35% of base salary. For the Chief Executive Officer, the target component was set at 100%, and the Compensation Committee determined he be awarded an incentive payment for 2014 based on achievement of 80% of individual and team goals, with the result that he received an incentive payment equal to 80% of his base salary. This payment was settled in shares of common stock in lieu of cash

Long-Term Equity Incentive

The Compensation Committee periodically reviews the performance of the executive officers of the Company and grants long-term equity compensation incentives under its 2009 Equity Incentive Plan. The Compensation Committee believes long-term incentive based equity compensation is an important component of our overall compensation program because it:

•	rewards for the achievement of long-term goals of the Company;

•	aligns our executives’ interests with the long-term interests of our shareholders;

•	encourages executive retention; and

•	conserves cash resources for the Company.

The Compensation Committee has the authority under the Equity Incentive Plan to award equity incentive compensation to our executive officers in such amounts and on such terms as the Compensation Committee determines appropriate in its sole discretion. The Compensation Committee reviewed L&A’s market analysis to determine the appropriate amount of equity to grant to its executive officers based on market competitive data, also taking into consideration Company performance, individual performance and retention concerns.

Historically, our long-term equity-based incentive compensation has consisted of restricted stock awards and stock options, but the Compensation Committee has implemented for 2015 a performance shares award program. In deciding to utilize performance shares, we considered, with the input and advice of L&A, the compensation practices of our compensation peer group and other industry participants that utilize performance shares, taking into account our overall objective to provide incentives to our executive officers that are aligned with our stockholders and our business strategy. Performance shares are designed to provide our executive officers with incentive opportunities based on total stockholder return using a performance and vesting period of three years from the date of grant. The purpose of the awards is to reinforce our objectives for sustained long-term performance and value creation, to balance short- and long-term decision making and help provide competitive total compensation opportunities.

For 2015, 50% of long-term equity incentives for the executive officers consisted of performance shares, and 50% consisted of restricted stock. We felt this mix was appropriate based on peer group data and our view of the appropriate allocation of risks and rewards for executive officers based on their relative influence over our performance, as measured by stock price.

The Compensation Committee decided to utilize a single performance measure tied to total share return when compared to our compensation peer group. If our total share return is in the 100th percentile of our compensation peer group, the officers will be entitled to shares of common stock equal to 150% of the performance award. To achieve the Company’s targeted payout of 100% of the performance award, the total share return must be in the 75th percentile. If the total share return falls below the 38th percentile, our threshold payout, the executive officers will receive 0% of the performance award.

Employment Benefits and Perquisites

401(k) Plan

In 2007, the Company adopted a defined contribution 401(k) plan for its U.S. employees. All eligible employees, including the Named Executive Officers, may participate in our 401(k) plan. The plan is a tax-qualified, defined contribution retirement plan, which is designed to assist participants with saving for retirement. Eligible employees, including Named Executive Officers, are allowed to direct pre-tax contributions (up to an annual limit prescribed each year by the Internal Revenue Service) to the plan from their compensation. The Company makes matching contributions equal to the amount of 200% of each employee’s contribution, up to a maximum of 6% of compensation each pay period. Company contributions are immediately vested to the employee.

Perquisites and Other Personal Benefits

We provide the Named Executive Officers with perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with the overall compensation program to better enable us to attract and retain our employees for key positions. The Compensation Committee has determined that the following other perquisites are reasonable for some or all of our Named Executive Officers, including: health and welfare benefits and premiums on life insurance. Attributed costs of the personal benefits and perquisites that are described above for the Named Executive Officers for the fiscal year ended December 31, 2014 are included in the “Summary Compensation Table”. The general benefits offered to our Named Executive Officers are reviewed by our Compensation Committee each year in conjunction with the annual review of executive officer compensation.

Employment Agreements and Post-Termination Benefits

The Company has entered into employment agreements or compensation arrangements with some of its executive officers, as described below.

Compensation Arrangement with Dr. Kase Lukman Lawal

The Board adopted, effective December 12, 2014, a revised plan of compensation for Dr. Kase Lukman Lawal, the Company’s Chairman and Chief Executive Officer. Under the plan, Dr. Lawal will receive his annual base salary valued at $400,000 in equal quarterly installments in restricted shares of common stock, with the grant date being the last trading day of each calendar quarter and the shares of stock valued at the closing price of the common stock on such date, with no vesting period. In addition, the CEO’s discretionary performance bonus, which was targeted at 0-100% of annual base salary, as determined by the Board, will be paid in restricted shares of common stock valued at the closing price on the date of the grant, with no vesting period. He will also be considered for annual grants of restricted stock and options worth up to $800,000 at the discretion of the Board under the Company’s 2009 Equity Incentive Plan.

In addition, in recognition of his service as Chairman and Chief Executive Officer without compensation from April 2011 to March 2014, the Board granted Dr. Lawal a special bonus of $1.6 million, payable in restricted stock under the Company’s 2009 Equity Incentive Plan, effective March 12, 2014. The restricted stock grant will vest 50% on the one-year anniversary of the date of grant and the balance on the two-year anniversary of the date of grant, subject to continued service with the Company on each such anniversary date. Other than this compensation arrangement, Dr. Lawal does not have an employment agreement with the Company.

Employment Agreement with Babatunde Omidele

Effective September 1, 2011, the Company and Mr. Omidele entered into an Employment Offer Letter (the “Omidele Employment Agreement”) pursuant to which Mr. Omidele became a full-time employee of the Company as Senior Vice President, Business Development & New Ventures. Pursuant to the Omidele Employment Agreement, Mr. Omidele receives an annual base salary of $300,000. Additionally, Mr. Omidele received (i) a one-time stock option award of 324,640 shares of the Company’s common stock, vesting in 1/3 annual installments on each of the first three anniversaries of the date of hire, and (ii) a one-time award of 71,015 restricted shares of the Company’s common stock, vesting 50% on each of the first two anniversaries of the date of hire, subject in each case to Mr. Omidele’s continued service on such anniversary dates. Both the option award and restricted stock award were made under the Company’s 2009 Equity Incentive Plan. Mr. Omidele is also eligible for a discretionary cash performance bonus each year targeted at between 0% and 100% of his then-current base salary, as well as additional equity grants, at the discretion of the Company’s Board. In addition, if the Company terminates Mr. Omidele’s employment without Cause (as defined in the Omidele

Employment Agreement), (i) the Company must pay to Mr. Omidele an amount equal to the base salary plus target annual bonus as determined by the Board for the year of termination, (ii) any outstanding restricted stock and stock options will have their vesting period immediately accelerated by 12 months, with all vested Company stock options (including accelerated options) remaining exercisable for a period of 12 months following the date of separation, in exchange for a full release of all claims against the Company and its related parties, and (iii) the Company will reimburse Mr. Omidele for up to 12 months for the excess, if any, of his cost of COBRA Continuation Coverage under the Company’s group medical plan above the amount Mr. Omidele would have paid for such coverage had Mr. Omidele remained an employee of the Company. If the Company terminates Mr. Omidele’s employment, he may not, either directly or indirectly, (i) in any manner, utilize or disclose to any person, firm, corporation, association or other entity any confidential information of the Company, (ii) own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any businesses in competition with the Company or materially adverse to the Company (unless the Board shall have authorized such activity and the Company shall have consented thereto in writing) for a period of one year following such termination, (iii) through another entity induce or otherwise attempt to influence any employee of the Company to leave the Company’s employment or in any way interfere with the relationship between the Company and any employee thereof for a period of one year following such termination and (iv) induce or attempt to induce any customer, supplier, licensee, joint venture partner, shareholder, licensor or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee, joint venture partner, shareholder, licensor or business relation of the Company for a period of one year following such termination.

Employment Agreement with Earl W. McNiel

Effective February 27, 2013, the Company and Mr. McNiel entered into an Employment Offer Letter (the “McNiel Employment Agreement”) pursuant to which Mr. McNiel became a full-time employee of the Company as Senior Vice President and Chief Financial Officer. Pursuant to the McNiel Employment Agreement, Mr. McNiel receives an annual base salary of $295,000. Additionally, Mr. McNiel received (i) a one-time stock option award of 324,640 shares of the Company’s common stock, vesting in 1/3 annual installments on each of the first three anniversaries of the date of hire, and (ii) a one-time award of 71,015 restricted shares of the Company’s common stock, vesting 50% on each of the first two anniversaries of the date of hire, subject in each case to Mr. McNiel’s continued service on such anniversary dates. Both the option award and restricted stock award were made under the Company’s 2009 Equity Incentive Plan. Mr. McNiel is also eligible for a discretionary cash performance bonus each year targeted at between 0% and 100% of his then-current base salary, as well as additional equity grants, at the discretion of the Company’s Board. In addition, if the Company terminates Mr. McNiel’s employment without Cause (as defined in the McNiel Employment Agreement), (i) the Company must pay to Mr. McNiel an amount equal to the base salary plus target annual bonus as determined by the Board for the year of termination, (ii) any outstanding restricted stock and stock options will have their vesting period immediately accelerated by 12 months, with all vested Company stock options (including accelerated options) remaining exercisable for a period of 12 months following the date of separation, in exchange for a full release of all claims against the Company and its related parties, and (iii) the Company will reimburse Mr. McNiel for up to 12 months for the excess, if any, of his cost of COBRA Continuation Coverage under the Company’s group medical plan above the amount Mr. McNiel would have paid for such coverage had Mr. McNiel remained an employee of the Company. If the Company terminates Mr. McNiel’s employment, he may not, either directly or indirectly, (i) in any manner, utilize or disclose to any person, firm, corporation, association or other entity any confidential information of the Company, (ii) own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any businesses in competition with the Company or materially adverse to the Company (unless the Board shall have authorized such activity and the Company shall have consented thereto in writing) for a period of one year following such termination, (iii) through another entity induce or otherwise attempt to influence any employee of the Company to leave the Company’s employment or in any way interfere with the relationship between the Company and any employee thereof for a period of one year following such termination and (iv) induce or attempt to induce any customer, supplier, licensee, joint venture partner, shareholder, licensor or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee, joint venture partner, shareholder, licensor or business relation of the Company for a period of one year following such termination.

Employment Agreement with Nicolas J. Evanoff

Effective September 7, 2011, the Company and Mr. Evanoff entered into an Employment Offer Letter (the “Evanoff Employment Agreement”) pursuant to which Mr. Evanoff became a full-time employee of the Company as Senior Vice President, General Counsel and Secretary. Pursuant to the Evanoff Employment Agreement, Mr. Evanoff receives an annual base salary of $291,000. Additionally, Mr. Evanoff received (i) a one-time stock option award of 324,640 shares of the Company’s common stock, vesting in 1/3 annual installments on each of the first three anniversaries of the date of hire, and (ii) a one-time award of 71,015 restricted shares of the Company’s common stock, vesting 50% on each of the first two anniversaries of the date of hire, subject in each case to Mr. Evanoff’s continued service on such anniversary dates. Both the option award and restricted stock award were made under the Company’s 2009 Equity Incentive Plan. Mr. Evanoff is also eligible for a discretionary cash performance bonus each year targeted at between 0% and 100% of his then-current base salary, as well as additional equity grants, at the discretion of the Company’s Board. In addition, if the Company terminates Mr. Evanoff’s employment without Cause (as defined in the Evanoff Employment Agreement), (i) the Company must pay to Mr. Evanoff an amount equal to the base salary plus target annual bonus as determined by the Board for the year of termination, (ii) any outstanding restricted stock and stock options will have their vesting period immediately accelerated by 12 months, with all vested Company stock options (including accelerated options) remaining exercisable for a period of 12 months following the date of separation, in exchange for a full release of all claims against the Company and its related parties, and (iii) the Company will reimburse Mr. Evanoff for up to 12 months for the excess, if any, of his cost of COBRA Continuation Coverage under the Company’s group medical plan above the amount Mr. Evanoff would have paid for such coverage had Mr. Evanoff remained an employee of the Company. If the Company terminates Mr. Evanoff’s employment, he may not, either directly or indirectly, (i) in any manner, utilize or disclose to any person, firm, corporation, association or other entity any confidential information of the Company, (ii) own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any businesses in competition with the Company or materially adverse to the Company (unless the Board shall have authorized such activity and the Company shall have consented thereto in writing) for a period of one year following such termination, (iii) through another entity induce or otherwise attempt to influence any employee of the Company to leave the Company’s employment or in any way interfere with the relationship between the Company and any employee thereof for a period of one year following such termination and (iv) induce or attempt to induce any customer, supplier, licensee, joint venture partner, shareholder, licensor or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee, joint venture partner, shareholder, licensor or business relation of the Company for a period of one year following such termination.

Employment Agreement with Heidi Wong

Effective September 1, 2013, the Company and Ms. Wong entered into an Executive Offer Letter (the “Wong Employment Agreement”) which replaced and superseded the prior employment agreement, dated as of November 24, 2013, between Ms. Wong and the Company. Pursuant to the Wong Employment Agreement, while serving as Senior Vice President and Chief Administrative Officer, Ms. Wong receives an annual base salary of $250,000. Additionally, Ms. Wong received (i) a one-time stock option award of 324,640 shares of the Company’s common stock effective August 21, 2013, vesting in 1/3 annual installments on each of the first three anniversaries of such date, and (ii) a one-time award of 71,015 restricted shares of the Company’s common stock, vesting 50% on each of the first two anniversaries of such date, subject in each case to Ms. Wong’s continued service on such anniversary dates. Both the option award and restricted stock award were made under the Company’s 2009 Equity Incentive Plan. Ms. Wong is also eligible for a discretionary cash performance bonus each year targeted at between 0% and 100% of her then-current base salary, as well as additional equity grants, at the discretion of the Company’s Board. In addition, if the Company terminates Ms. Wong’s employment without Cause (as defined in the Wong Employment Agreement), (i) the Company must pay to Ms. Wong an amount equal to the base salary plus target annual bonus as determined by the Board for the year of termination, (ii) any outstanding restricted stock and stock options will have their vesting period immediately accelerated by 12 months, with all vested Company stock options (including accelerated options) remaining exercisable for a period of 12 months following the date of separation, in exchange for a full release of all claims against the Company and its related parties, and (iii) the Company will reimburse Ms. Wong for up to 12 months for the excess, if any, of her cost of COBRA Continuation Coverage under the Company’s group medical plan above the amount Ms. Wong would have paid for such coverage had Ms. Wong remained an employee of the Company. If the Company terminates Ms. Wong’s employment, she may not, either directly or indirectly, (i) in any manner, utilize or disclose to any person, firm, corporation, association or other entity any confidential information of the Company, (ii) own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any businesses in competition with the Company or materially adverse to the Company (unless the Board shall have authorized such activity and the Company shall have consented thereto in writing) for a period of one year following such termination, (iii) through another entity induce or otherwise attempt to influence any employee of the Company to leave the Company’s employment or in any way interfere with the relationship between the Company and any employee thereof for a period of one year following such termination and (iv) induce or attempt to induce any customer, supplier, licensee, joint venture partner, shareholder, licensor or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee, joint venture partner, shareholder, licensor or business relation of the Company for a period of one year following such termination.

Accounting and Tax Considerations

Section 162(m) of the Internal Revenue Code, as amended, generally disallows a tax deduction to public companies for compensation in excess of $1.0 million paid to any executive officer unless such compensation is paid pursuant to a qualified performance-based compensation plan. All compensation awarded to our executive officers in 2013 is expected to be tax deductible. The Board considers such deductibility and the potential cost to the Company when granting awards and considering salary changes.

The Company accounts for equity awards under the provisions of Accounting Standards Codification Topic 718, Stock Compensation (ASC 718). The Company charges the estimated fair value of option and restricted stock awards to income over the time of service provided by the employee to earn the award, typically the vesting period. The fair value of options is measured using the Black-Scholes option pricing model. The fair value of non-vested stock awards issued under the Company’s 2007 Stock Plan was measured by the fair market value of common stock of the Company determined in accordance with the 2007 Stock Plan as the mean between the representative bid and asked prices on the close of business the day immediately prior to the grant date as reported by Pink Sheets LLC, with no discount for vesting period or other restrictions. The fair value of non-vested stock awards issued under the Company’s 2009 Equity Incentive Plan is measured by the fair market value of common stock of the Company determined in accordance with the 2009 Equity Incentive Plan as the closing sales price for such stock as quoted on the NYSE MKT exchange on the date of grant, with no discount for vesting period or other restrictions. The compensation expense to the Company under ASC 718 is one of the factors the Board considers in determining equity awards to be granted, and also may influence the vesting period chosen.

Other Compensation Policies

Stock Ownership Guidelines

In May 2014, the Board established stock ownership guidelines for each of the non-employee directors of the Company and any executive officers of the Company that such non-employee directors or executive officers must retain at least 60% of each stock award for an additional three years after such award becomes fully vested. These stock ownership guidelines apply to all stock awards vesting after May 2014.

Securities Trading Policy

Our securities trading policy provides that executive officers, including the Named Executive Officers, and our directors, may not, among other things, purchase or sell Company stock except during certain windows of time and under the other conditions contained in our policy.

Summary Compensation Table

The following table sets forth information concerning the annual compensation for our Named Executive Officers during the fiscal years ended December 31, 2014, 2013 and 2012.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	All other Compensation ($)		Total ($)
Dr. Kase Lukman Lawal	2014	333,333	266,667	1,169,231	—	—		1,769,231
Chairman and	2013	—	—	—	—	—		—
Chief Executive Officer(1)	2012	—	—	—	—	—		—
Babatunde Omidele	2014	300,000	105,000	225,000	170,962	17,250	(6)	818,212
Senior Vice President,	2013	294,808	192,000	139,999	313,358	16,288	(6)	956,453
Exploration and Production	2012	280,000	105,000	112,000	183,867	—		680,867
Earl M. McNiel	2014	295,000	73,750	147,500	112,075	17,700	(6)	646,025
Senior Vice President and	2013	245,510	141,600	248,249	689,878	60,134	(5)(6)	1,385,371
Chief Financial Officer(4)	2012	—	65,250	—	—	236,178	(5)(6)	301,428
Nicolas J. Evanoff	2014	291,000	101,850	181,875	138,195	17,460	(6)	730,380
Senior Vice President, General	2013	288,225	174,600	112,000	250,686	17,266	(6)	842,777
Counsel and Secretary	2012	280,000	105,000	112,000	183,867	17,517	(6)	698,384
Heidi Wong	2014	250,000	87,500	91,146	69,256	15,000	(6)	512,902
Senior Vice President and	2013	210,000	81,667	122,500	577,543	32,600	(6)(8)	1,024,310
Chief Administrative Officer(7)

1)	Dr. Lawal began receiving compensation for serving as Chairman and Chief Executive Officer in March 2014. For the years 2013 and 2012, Dr. Lawal received no cash or other compensation for this position.
2)	Represents bonus awarded by Board and the Compensation Committee in the designated fiscal year and paid in the following year. Dr. Lawal received restricted shares of common stock in lieu of cash for his 2014 annual performance bonus.
3)	Represents the grant date fair value of restricted common stock and options awards for each of the years presented. The assumptions used in estimating the grant date fair value of option awards are found in the Notes to Consolidated Financial Statements, Note 11 (“Stock Based Compensation”) in the Company’s 2014 Annual Report on Form 10-K.
4)	Mr. McNiel was appointed Interim Chief Financial Officer on March 1, 2012 and Chief Financial Officer on February 27, 2013.
5)	Represents amounts paid pursuant to an Executive Consulting Agreement as Interim Chief Financial Officer of the Company from March 1, 2012 to December 31, 2012 and from January 1, 2013 to February 27, 2013.
6)	Represents Company 401(k) plan contributions in the respective years, provided on the same basis as for all U.S. employees.
7)	Ms. Wong was appointed Senior Vice President and Chief Administrative Officer in September 2013. Previously, Ms. Wong served as Vice President, Business Planning and Strategy.
8)	Includes a $20,000 relocation bonus paid to Ms. Wong in January 2013.

Grants of Plan-Based Awards in 2014

The following table sets forth information concerning grants of plan-based awards to Named Executive Officers under the 2009 Equity Incentive Plan and approved by the Compensation Committee of the Board during fiscal year 2014.

GRANTS OF PLAN-BASED AWARDS IN 2014

Name	Grant Date	Stock Awards: Number of Shares of Common Stock (#)(1)	Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Stock and Option Awards ($/Share)(3)	Closing Stock Price on Date of Awards ($/Share)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Dr. Kase L. Lawal	3/12/2014	341,880	—	3.42	3.42	1,169,231

Babatunde Omidele	3/12/2014	65,790	—	3.42	3.42	225.000
	2/21/2014	—	89,286	3.42	3.42	170,962

Earl W. McNiel	3/12/2014	43,129	—	3.42	3.42	147,500
	2/21/2014	—	58,532	3.42	3.42	112,075

Nicolas J. Evanoff	3/12/2014	53,180	—	3.42	3.42	181,875
	2/21/2014	—	72,173	3.42	3.42	138,195

Heidi Wong	3/12/2014	26,651	—	3.42	3.42	91,146
	2/21/2014	—	36,169	3.42	3.42	69,256

1)	Represents shares of restricted stock. The shares vest 50% on the one year anniversary of the grant date and 50% on the two year anniversary of the grant date, subject to continued service.
2)	Represents grant of stock options. Vesting in one-third annual installments on the grant date anniversary, subject to continued service.
3)	The exercise or the base price of restricted stock and option awards is equal to the closing price of the Company’s common stock as reported by the NYSE MKT on the grant date.
4)	Aggregate grant date fair value of restricted stock and stock options computed in accordance with ASC Topic 718.

2007 Stock Plan

The Company’s Board and stockholders approved and adopted the 2007 Stock Plan on May 7, 2007 (the “2007 Plan”). The 2007 Plan provides for the grant of restricted stock, incentive and/or non-qualified options, and stock appreciation rights (“SARs”) to employees, directors and consultants of the Company to purchase up to an aggregate of 666,667 shares of common stock. Upon adoption of the 2009 Equity Incentive Plan by the Board in June 2009, the Company’s Board resolved to (i) discontinue further grants and awards of equity securities under the 2007 Plan, except the issuance of Company stock upon exercise of issued and outstanding options issued pursuant to the 2007 Plan, and (ii) amend the 2007 Plan to reduce the number of shares available for issuance under the 2007 Plan to 437,000 from 666,667, and to further reduce the number of shares available for issuance thereunder by such number of shares that from time to time may be returned for issuance under the 2007 Plan upon expiration or termination of any option issued thereunder or repurchase of any restricted stock issued thereunder, and to return all such shares to the Company’s treasury.

The purpose of the 2007 Plan was to provide participants with incentives that would encourage them to acquire a proprietary interest in, and continue to provide services to, the Company, and to attract new employees, directors and consultants with outstanding qualifications. The 2007 Plan is administered by the Compensation Committee on behalf of the Board which has discretion to select optionees and to establish the terms and conditions of each option, subject to the provisions of the 2007 Plan.

Pursuant to the 2007 Plan, the Company could from time to time grant its employees, directors and consultants restricted stock and options to purchase shares of, and SARs with respect to, the Company’s common stock at exercise prices determined by the Board. The exercise price of incentive stock options may not be less than 110% of the fair market value of common stock as of the date of grant. The Internal Revenue Code currently limits to $100,000 the aggregate value of common stock that may be acquired in any one year pursuant to incentive stock options under the 2007 Plan or any other option plan adopted by the Company. Nonqualified options could be granted under the 2007 Plan at an exercise price of not less than 85% of the fair market value of the common stock on the date of grant. Nonqualified options could be granted without regard to any restriction on the amount of common stock that could be acquired pursuant to such options in any one year. Options may not be exercised more than ten years after the date of grant. All stock options are non-transferrable by the grantee (other than upon the grantee’s death) and may be exercised only by the optionee during his service to the Company as an employee, director or consultant or for a specified period of time following termination of such service. The aggregate number of shares of common stock issuable under the 2007 Plan, the number of shares of stock, options and SARs outstanding, and the exercise price thereof are subject to adjustment in the case of certain transactions such as mergers, recapitalizations, stock splits or stock dividends.

Pursuant to the 2007 Plan, in the event of a pending or threatened takeover bid, tender offer or exchange offer for twenty percent (20%) or more of the outstanding common stock or any other class of stock or securities of the Company (other than a tender offer or exchange offer made by the Company or any of its subsidiaries), whether or not deemed a tender offer under applicable federal or state law, or in the event that any person makes any filing under Section 13(d) or 14(d) of the Exchange Act with respect to the Company, other than a filing on Form 13G or Form 13D, the Board may in its sole discretion, without obtaining stockholder approval, take one or more of the following actions to the extent not inconsistent with other provisions of the 2007 Plan: (a) accelerate the exercise dates of any outstanding option or SAR, or make the option or SAR fully vested and exercisable; (b) pay cash to any or all holders of options or SARs in exchange for the cancellation of their outstanding options or SARs; or (c) make any other adjustments or amendments to the 2007 Plan and outstanding options or SARs and substitute new options or SARs for outstanding options or SARs.

In general, upon the termination of service to the Company as an employee, director or consultant of an optionee or restricted stock or SAR recipient, all options, shares of restricted stock and SARs granted to such person that have not yet vested will immediately terminate, and those options and SARs that have vested as of the date of termination will be exercisable for 90 days after such termination date (12 months in the case of termination by reason of death or disability).

As of December 31, 2014, options to purchase an aggregate of 6,087 shares of common stock and restricted stock grants of an aggregate of 468,902 shares of common stock had been issued under the 2007 Plan, net of forfeiture and cancellations. The 2007 Plan terminates on May  7, 2017.

2009 Equity Incentive Plan

The Company’s Board approved and adopted the 2009 Equity Incentive Plan on June 3, 2009 (as amended, the “2009 Plan”), and the Company’s stockholders approved and adopted the 2009 Plan on July 21, 2009. The Company’s Board approved and adopted an amendment to the 2009 Plan on April 11, 2011, and the Company’s stockholders approved and adopted such amendment on June 24, 2011, that increased the number of shares that may be granted during the life of the 2009 Plan by 1,000,000. The Company’s Board approved and adopted a second amendment to the 2009 Plan on November 18, 2013, and the Company’s stockholders approved and adopted such amendment on February 13, 2014, that increased the number of shares that may be granted during the life of the 2009 Plan by 14,666,667. As amended, the 2009 Plan provides for the grant of restricted stock, incentive and/or non-qualified options, and restricted stock units (“RSUs”), performance units, performance shares and SARs to employees, directors and consultants of the Company to purchase up to an aggregate of 16,666,667 shares of common stock. The purposes of the 2009 Plan are: to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors and consultants, and to promote the success of the Company’s business. The 2009 Plan is administered by the Compensation Committee on behalf of the Board, which has the authority to determine the specific terms and conditions of all awards granted under the 2009 Plan, including, without limitation, the number of shares subject to each award, the price to be paid for the shares and the applicable vesting criteria. The administrator has discretion to make all other determinations necessary or advisable for the administration of the Plan.

Pursuant to the 2009 Plan, the Company may from time to time grant its employees, directors and consultants restricted stock and options to purchase shares of, and SARs, RSUs, performance shares and performance units, with respect to, the Company’s common stock at exercise prices determined by the Board. The exercise price of incentive stock options may not be less than 100% (110% in the case of an owner of 10% or more of Company common stock) of the fair market value of common stock as of the date of grant. The U.S. Code currently limits to $100,000 the aggregate value of common stock that may be acquired in any one year pursuant to incentive stock options under the 2009 Plan or any other option plan adopted by the Company. Nonqualified options may be granted under the 2009 Plan at an exercise price of not less than 85% of the fair market value of the common stock on the date of grant. Nonqualified options may be granted without regard to any restriction on the amount of common stock that may be acquired pursuant to such options in any one year. Options may not be exercised more than ten years after the date of grant. All stock options are non-transferable by the grantee (other than upon the grantee’s death) and may be exercised only by the optionee during his service to the Company as an employee, director or consultant or for a specified period of time following termination of such service. The aggregate number of shares of common stock issuable under the 2009 Plan, the number of shares of stock, options, SARs, RSUs, performance units and performance shares outstanding, and the exercise price thereof are subject to adjustment in the case of certain transactions such as mergers, recapitalizations, stock splits or stock dividends.

In general, upon the termination of service to the Company of an optionee or 2009 Plan award recipient as an employee, director or consultant, all options, shares of restricted stock, SARs, RSUs, performance shares and performance units (collectively, “2009 Plan Awards”) granted to such person that have not yet vested will immediately terminate, and those 2009 Plan Awards that have vested as of the date of termination will be exercisable for 90 days after such termination date (12 months in the case of termination by reason of death or disability).

In the event of the proposed dissolution or liquidation of the Company, the Company will notify each 2009 Plan participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, a 2009 Plan Award will terminate immediately prior to the consummation of such proposed action. In the event of a merger or change in control of the Company, any or all outstanding 2009 Plan Awards issued may be assumed or replaced by the successor corporation, which assumption or replacement shall be binding on all participants. In the alternative, the successor corporation may substitute equivalent awards or provide substantially similar consideration to participants as was provided to stockholders (after taking into account the existing provisions of the awards). The successor corporation may also issue, in place of outstanding shares of the Company held by the 2009 Plan participant, substantially similar shares or other property subject to repurchase restrictions no less favorable to the participant. In the event that the successor corporation does not assume or substitute for the 2009 Plan Award, unless the administrator provides otherwise, the participant will fully vest in and have the right to exercise all of his or her outstanding option awards, including shares as to which such option awards would not otherwise be vested or exercisable, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to performance shares and performance units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met.

As of December 31, 2014, options to purchase an aggregate of 2,388,184 shares of common stock and restricted stock grants of an aggregate of 3,039,526 shares of common stock had been issued under the 2009 Plan, net of forfeitures and cancellations. The 2009 Plan terminates on June 3, 2019.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning outstanding equity awards held by each of the Named Executive Officers as of December 31, 2014.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares That Have Not Vested (#)		Market Value of Shares That Have Not Vested ($)(2)
Dr. Kase L. Lawal	—	—		—	—	341,880		758,974

Babatunde Omidele	324,640	—		2.04	9/1/2016	—		—
	75,749	37,875	(3)	2.16	2/28/2017	—		—
	70,945	141,890	(4)	1.74	4/8/2018	—		—
	—	89,286	(5)	3.42	2/21/2019	—		—
	—	—		—	—	105,854	(6)	234,997

Earl W. McNiel	—	216,427	(4)	1.44	2/27/2018	—		—
	73,479	146,958	(4)	1.74	4/8/2018	—		—
	—	58,532	(5)	3.42	2/21/2019	—		—
	—	—		—	—	120,132	(6)	266,693

Nicolas J. Evanoff	215,965	—		1.92	9/7/2016	—		—
	75,749	37,875	(3)	2.16	2/28/2017	—		—
	56,756	113,512	(4)	1.74	4/8/2018
	—	72,173	(5)	3.42	2/21/2019	—		—
	—	—		—	—	85,232	(6)	189,215

Heidi Wong	6.087	—		1.56	12/9/2018	—		—
	40,580	—		4.50	1/21/2016	—		—
	13,527	27,054	(4)	1.50	1/1/2018	—		—
	108,214	216,427	(4)	1.74	8/21/2018	—		—
	—	36,169	(5)	3.42	2/21/2019	—		—
	—	—		—	—	62,158	(6)	137,992

1)	The option exercise price is equal to the fair market value of common stock of the Company determined in accordance with the 2009 Equity Incentive Plan. This represents the closing price on the grant date as reported by NYSE MKT.
2)	Represents the market value of the shares based on the closing price of the Company’s common stock as reported by NYSE MKT on December 31, 2014, the last day of trading in 2014.
3)	100% of the remaining options will vest the remaining annual anniversary of the grant date in 2015.
4)	The options will vest one-half on each remaining annual anniversary of the grant date in 2015 and 2016.
5)	The options will vest one third on each annual anniversary of the grant date in 2015, 2016 and 2017.
6)	Represents shares of restricted stock. The shares will vest 50% on the one year anniversary of the award date and 50% on the two year anniversary of the award date.

Option Exercises and Stock Vested

The following table summarizes option exercises and the vesting of restricted stock for our Named Executive Officers in 2014.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Securities Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dr. Kase L. Lawal	—	—	—	—
Babatunde Omidele	—	—	65,889	290,620
Earl W. McNiel	108,213	390,763	77,003	337,299
Nicolas J. Evanoff	108,676	345,588	57,876	252,639
Heidi Wong	—	—	35,508	147,001

Pension Benefits

Other than our 401(k) plan, we do not have any plan that provides for payments or other benefits at, following, or in connection with, retirement.

In 2007, the Company adopted a defined contribution 401(k) plan for its U.S. employees. The plan provides for Company matching of 200% on up to the first 6% of salary contributed by employees. Company contributions are immediately vested to the employee. The Named Executive Officers participate in this plan on the same basis as other employees. There is no supplemental nonqualified plan of this type for officers.

Non-Qualified Deferred Compensation

We do not have a plan that provides for the deferral of compensation on a basis that is not tax qualified.

Potential Payments Upon Termination or Change in Control

For a description of the potential payments to our Named Executive Officers upon termination or a change in control, see “Employment Agreements and Post-Termination Benefits” above.

The following table sets forth the termination benefits due to our Named Executive Officers in the event of their termination. The amounts were computed as if each executive officer’s employment terminated on December 31, 2014.

Name	Termination due to Death or Disability ($)	Termination for other than Cause, Death or Disability ($)	Termination Due to Change of Control
Dr. Kase L. Lawal
Equity Awards(2)	758,974	—	758,974
Babatunde Omidele
Salary and Bonus(1)	—	405,000	405,000
Equity Awards(2)	368,356	133,360	368,356
Benefits(3)	100,000	20,370	20,370
Earl W. McNiel
Salary and Bonus(1)	—	368,750	368,750
Equity Awards(2)	421,639	154,946	421,946
Benefits(3)	100,000	20,370	20,370
Nicolas J. Evanoff
Salary and Bonus(1)	—	396,850	396,850
Equity Awards(2)	315,307	126,093	315,307
Benefits(3)	100,000	20,370	20,370
Heidi Wong
Salary and Bonus(1)	—	337,500	337,500
Equity Awards(2)	265,372	127,381	265,372
Benefits(3)	100,000	20,370	20,370

1)	For termination for other than cause, death or disability and for termination due to change of control, represents 2014 base salary plus 2014 target bonus.
2)	Represents intrinsic value at December 31, 2014 for vested stock options and unvested restricted stock and unvested stock options that would become vested at the termination date under the terms of the underlying equity awards or the terms of the 2009 Equity Incentive Plan. The intrinsic value for restricted stock is equal to the number of shares valued at $2.22 per share, the closing price on December 31, 2014. For options, the intrinsic value is computed by individual award based on the excess, if any, of the December 31, 2014 closing price versus the option exercise price per share.
3)	For termination due to death or disability, represents benefits from insurance coverage. For termination for other than cause, death or disability or due to change of control, represents a maximum of 12 months’ estimated cost of COBRA continuation coverage under the Company’s medical plan for those employees participating in the medical plan as of December 31, 2014.

Director Compensation

Each non-employee director of the Company is compensated in accordance with the Company’s Board Compensation Plan adopted on April 22, 2009 by the Board and amended by the Board on February 29, 2012 and amended again on May 29, 2014 (the “Board Compensation Plan”). Pursuant to the Board Compensation Plan, each independent director of the Company in good standing is entitled to (i) cash payments totaling $45,000, payable in equal quarterly installments of $11,250 each in arrears, (ii) a grant of restricted common stock of the Company under the Company’s incentive stock plan with a fair market value of $100,000 measured as of the date of grant as calculated under the Company’s incentive stock plan, 100% of which shares shall be subject to a Company repurchase option that lapses one year following the date of grant subject to the Board member’s continued service as a member of the Company’s Board during such time, (iii) meeting fees of $1,500 and $1,000 per Board meeting and committee meeting, respectively; and (iv) cash fees for serving as a Committee Chair of $15,000, $10,000 and $10,000 for service as Chair of the Audit, Compensation and Nominating and Corporate Governance Committees, respectively. In accordance with the Board Compensation Plan, on May 29, 2014 each of Messrs. Brown, Campbell, Hofmeister, McConnell, Matjila and Ms. O’Leary, as the Company’s independent directors, received a grant of shares of restricted common stock of the Company under the Company’s 2009 Plan, 100% of which shares will become vested and non-forfeitable on the twelve month anniversary of the grant date.

The following table sets forth for each non-employee director the compensation earned for duties as a director for the year ended December 31, 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Dr. Lee Patrick Brown	69,250	100,000	169,250
William J. Campbell	65,250	100,000	165,250
John Hofmeister	72,250	100,000	172,250
Ira Wayne McConnell	82,250	100,000	182,250
Hazel R. O’Leary	63,750	100,000	163,750
Dr. Daniel Matjila(2)	41,250	100,000	141,250
J. Kent Friedman(3)	20,000	—	20,000

1)	During 2014, non-employee members of the Board at May 13, 2013 were awarded restricted shares effective May 29, 2014. The grant date fair value per share, as determined in accordance with ASC Topic 718, was at the closing price for Company common stock as reported on the NYSE MKT at that date.
2)	Dr. Matjila’s compensation was paid directly to his employer, the Public Investment Corporation (SOC) Limited.
3)	Mr. Friedman resigned from the Board effective May 29, 2014.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during the fiscal year ended December 31, 2014 were, are, or have ever been officers or employees of the Company. No member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of SEC Regulation S-K during the fiscal year ended December 31, 2014, except to the extent that the Company’s entry into stockholder-approved Indemnification Agreements with all of its current officers and directors is required to be disclosed under such Item.

None of our executive officers served as a member of:

•	The compensation committee of another entity in which one of the executive officers of such entity served on our Compensation Committee;

•	The board of directors of another entity, one of whose executive officers served on our Compensation Committee; or

•	The compensation committee of another entity in which one of the executive officers of such entity served as a member of our Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND

RELATED STOCKHOLDERS MATTERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of common stock as of April 1, 2015, by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding common stock; (ii) each executive officer identified in the Summary Compensation Table; (iii) each of the Company’s current directors and nominees for director; and (iv) all executive officers and current directors of the Company as a group. Unless otherwise noted, the business address for each person listed below is 1330 Post Oak Blvd., Suite 2250, Houston, TX 77056.

Name and Address of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership(1)		Percent of Class
CAMAC Energy Holdings Limited c/o CAMAC International Corporation 1330 Post Oak Blvd., Suite 2200 Houston, Texas 77056	133,150,869	(2)	58.86%

The Public Investment Corporation (SOC) Limited Block C, Riverwalk Office Park 41 Matroosberg Road Ashlea Gardens Extension 6 Menlo Park, Pretoria, South Africa	62,841,848		29.60%

Dr. Kase Lukman Lawal 1330 Post Oak Blvd., Suite 2550 Houston, TX 77056	134,669,967	(3)	59.54%

Babatunde Omidele	1,061,360		*	%

Earl W. McNiel	471,816		*	%

Nicolas J. Evanoff	826,075		*	%

Heidi Wong	493,376		*	%

Dr. Lee Patrick Brown	126,932		*	%

William J. Campbell	135,590		*	%

John Hofmeister	147,874		*	%

Ira Wayne McConnell	143,706		*	%

Hazel O’Leary	103,737		*	%

Dr. Daniel M. Matjila	62,841,848	(4)	29.60%

All Executive Officers and Directors as a Group (11 persons)	201,022,280	(5)	88.27%

*	Less than 1% of issued and outstanding shares of our common stock.
1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants or convertible securities that are currently exercisable, or exercisable within 60 days of April 1, 2015, are deemed outstanding for computing the percentage of the person holding such options, warrants or convertible securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
2)	Includes all shares of the Company’s common stock held directly by CAMAC Energy Holdings Ltd. and Allied Energy Plc.
3)	Includes all shares of the Company’s common stock held directly by CAMAC Energy Holdings Ltd. and Allied Energy Plc as described in footnote 2 above. Dr. Lawal owns 27.7% of CAMAC International Limited, which indirectly owns 100% of CAMAC Energy Holdings Ltd. Dr. Lawal disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein, and the inclusion of these shares in this Proxy Statement shall not be deemed an admission of beneficial ownership of all of the reported shares for purposes of Section 16 or for any other purpose.
4)	Dr. Matjila is the Chief Executive Officer and an Executive Director of PIC and may be deemed to be the beneficial owner of the shares of common stock held by PIC. Dr. Matjila disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
5)	Includes all shares of the Company’s common stock, immediately exercisable warrants to purchase Company common stock, and options to purchase Company common stock exercisable within sixty (60) days of April 1, 2015, beneficially owned or held by directors and Executive officers.

Equity Compensation Plan Information

The following table sets forth all compensation plans as of December 31, 2014.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	3,394,988	(1)	$2.10	10,967,429
Warrants approved by security holders	2,415,651	(2)	$6.36
Total	5,810,639			10,967,429

1)	Includes the 2009 Equity Incentive Plan.
2)	Includes remaining placement warrants exercisable for shares of common stock, originally issued in 2007 and 2010 to placement agents, for which issuance was approved by stockholders of the Company.

Changes in Control

There are currently no arrangements that may result in a change in control of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act and the rules promulgated thereunder, the Company’s directors, executive officers, and any person holding beneficially more than 10% of the Company’s common stock are required to report their ownership of the Company’s securities and any changes in that ownership to the SEC and to file copies of the reports with the Company. Specific due dates for these reports have been established, and the Company is required to report any failures to file by these dates during the last fiscal year.

Based upon a review of filings with the SEC and written representations that no other reports were required, the Company believes that all of its directors, executive officers and persons owning more than 10% of the Company’s common stock complied during the year ended December 31, 2014 with the reporting requirements of Section 16(a) of the Exchange Act, except as follows: Earl W. McNiel, the Company’s Senior Vice President and Chief Financial Officer, Nicolas J. Evanoff, the Company’s Senior Vice President, General Counsel and Secretary, Babatunde Omidele, the Company’s Senior Vice President, Exploration and Production, and Heidi Wong, the Company’s Senior Vice President and Chief Administrative Officer, filed their Form 4s late on March 10 and March 17, 2014; Adama Traore, the Company’s Vice President and Chief Accounting Officer, filed his Form 4 late on March 10, 2014; Dr. Kase Lukman Lawal, the Company’s Chairman and Chief Executive Officer, filed his Form 4s late on March 17 and June 10, 2014; and the Public Investment Corporation (SOC) Limited filed its Form 3 and Form 4 late on August 22, 2014.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board is responsible for establishing broad corporate policies and monitoring the overall performance of the Company. It selects the Company’s executive officers, delegates authority for the conduct of the Company’s day-to-day operations to those officers and monitors their performance. Members of the Board are kept informed of the Company’s business by participating in Board and Committee meetings, by reviewing analyses and reports and through discussions with the Chairman of the Board and other officers.

There are currently seven directors serving on the Board. At the Meeting, seven directors will be elected, each to hold office until the next Meeting or his or her earlier death or resignation or until his or her successor, if any, is elected or appointed. The individuals who have been nominated for election to the Board at the Meeting are listed in the table below.

If, as a result of circumstances not now known or foreseen, any of the nominees is unavailable to serve as a nominee for the office of director at the time of the Meeting, the holders of the proxies solicited by this Proxy Statement may vote those proxies either (i) for the election of a substitute nominee who will be designated by the proxy holders or by the present Board or (ii) for the balance of the nominees, leaving a vacancy. Alternatively, the size of the Board may be reduced accordingly. The Board has no reason to believe that any of the nominees will be unwilling or unable to serve, if elected as a director. The seven nominees for election as directors are uncontested. In uncontested elections, directors are elected by a plurality of the votes cast at the meeting.

Director Selection

As provided in its charter, the Nominating and Corporate Governance Committee of the Company’s Board is responsible for identifying individuals qualified to become Board members and recommending to the Board nominees for election as directors. The Nominating and Corporate Governance Committee considers recommendations for director nominees, including those submitted by the Company’s stockholders, on the bases described below. Stockholders may recommend nominees by writing to the Nominating and Corporate Governance Committee c/o the Corporate Secretary, Erin Energy Corporation, 1330 Post Oak Boulevard, Suite 2250, Houston, Texas 77056. Stockholder recommendations will be promptly provided to the Chairman of the Nominating and Corporate Governance Committee. As director candidates recommended by stockholders are evaluated in the same manner as candidates recommended by a Board member, management or a third party, the Board has not deemed it necessary to adopt a separate policy regarding consideration of candidates recommended by stockholders. To be considered by the Nominating and Corporate Governance Committee for inclusion in the proxy for the 2016 Annual Meeting, recommendations must be received by the Corporate Secretary of the Company not later than the close of business on December 31, 2015.

Nominations of persons for election to our Board and the proposal of business to be considered by the stockholders may be made at any annual meeting of stockholders only (i) pursuant to our notice of meeting (or any supplement thereto), (ii) by or at the direction of our Board or (iii) by any stockholder of our Company (A) who is a stockholder of record on the date the stockholder’s notice is delivered to our Corporate Secretary and on the record date for the determination of stockholders entitled to vote at such annual meeting and (B) who complies with the applicable notice procedures set forth in our Bylaws. For nominations or other business to be properly made by a stockholder at an annual meeting in accordance with our Bylaws, such stockholder must have given timely notice thereof in proper written form to our Corporate Secretary and any such proposed business other than the nomination of persons for election to our Board must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice must be delivered to our Corporate Secretary at our principal executive offices not later than ninety (90) days nor earlier than one hundred twenty (120) days prior to the first anniversary date of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, a stockholder’s notice shall also be considered timely if it is so delivered not earlier than one hundred twenty (120) days prior to such annual meeting, nor later than the later of ninety (90) days prior to such annual meeting or ten (10) days after the day on which public announcement of the date of such meeting was first made. All notices shall be received by our Corporate Secretary by the close of business on the specified date to be deemed to have been delivered on that date.

In identifying and evaluating nominees, the Nominating and Corporate Governance Committee may consult with the other Board members, management, consultants and other individuals likely to possess an understanding of the Company’s business and knowledge of suitable candidates. In making its recommendations, the Nominating and Corporate Governance Committee assesses the requisite skills and qualifications of nominees and the composition of the Board as a whole in the context of the Board’s criteria and needs. In evaluating the suitability of individual Board members, the Nominating and Corporate Governance Committee may take into account many factors, including education, reputation, experience, independence, leadership qualities, personal integrity and such other criteria as the Compensation Committee deems relevant. The Nominating and Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of the Company’s business and represent stockholder interests through the exercise of sound judgment, using its diversity of experience. In addition, as an NYSE MKT-listed company, the Company must comply with the independent director requirements of NYSE MKT. The Nominating and Corporate Governance Committee, therefore, also ensures that not less than a majority of directors shall satisfy the NYSE MKT independence requirements. For information about the specific minimum qualifications, qualities and skills that the Nominating and Corporate Governance Committee believes must be met by its director nominees, see “Corporate Governance–Director Qualifications” above.

The Board unanimously recommends a vote “FOR” the election of the nominees listed below.

Nominees

The names, the ages, and positions with the Company as of the Record Date of the individuals who are our nominees for election as directors are:

Name	Age	Position(s)	Director Since
Dr. Kase Lukman Lawal	60	Chief Executive Officer, Chairman and Director	April 2010
Dr. Lee Patrick Brown	77	Director	April 2010
William J. Campbell	56	Director	June 2011
John Hofmeister	67	Director	April 2010
Dr. Daniel M. Matjila	53	Director	May 2014
Ira Wayne McConnell	62	Director	June 2011
Hazel R. O’Leary	77	Director	April 2010

For information as to the shares of the common stock held by each current director or director nominee, see “Security Ownership of Certain Beneficial Owners and Management and Related Stockholders Matters,” which starts on page 33 of this Proxy Statement. See “Director Nominees and Executive Officers” above for biographical summaries for each of our director nominees.

All directors will hold office for the terms indicated or until their earlier death, resignation, removal or disqualification, and until their respective successors are duly elected and qualified. Other than as described below, there are no arrangements or understandings between any of the nominees, directors or executive officers and any other person pursuant to which any of our nominees, directors or executive officers have been selected for their respective positions. No nominee, member of the Board or executive officer is related to any other nominee, member of the Board or executive officer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since the beginning of the Company’s 2014 fiscal year, the Company has been or is currently a participant in the following material transactions with related persons.

Employment Agreements with Executive Officers

For a description of the employment agreements and compensation arrangements of Dr. Lawal and Messrs. Evanoff, Omidele and McNiel and Ms. Wong, see “Employment Agreements and Post-Termination Benefits” above.

Transactions with Affiliates of the Company

Dr. Kase Lukman Lawal, the Company’s Chairman, Chief Executive Officer and member of the Board, is a director of each of CAMAC Energy Holdings Limited (“CEHL”), CAMAC International (Nigeria) Limited (“CINL”) and Allied Energy Plc (“Allied”). Dr. Lawal also owns 27.7% of CAMAC International Limited (“CIL”), which indirectly owns 100% of CEHL. CINL and Allied are each wholly-owned subsidiaries of CEHL. As a result, CEHL, CINL, CIL and Allied are deemed to be related parties pursuant to Regulation S-K Item 404.

The following is a summary of transactions between the Company and each of CEHL, CINL and Allied.

Transfer Agreement and Assignment and Bill of Sale

On November 19, 2013, the Company and its wholly owned subsidiary CAMAC Petroleum Limited (“CPL”) entered into a Transfer Agreement (the “Transfer Agreement”) with Allied, CINL and CEHL, pursuant to which the Company agreed to acquire all of Allied’s remaining economic interests in a Production Sharing Contract (the “PSC”) and related assets, contracts and rights (the “Allied Assets”) pertaining to Oil Mining Leases 120 and 121 (the “OMLs”) located offshore Nigeria, including the Oyo field (the “Oyo field”). The Company closed the transactions contemplated by the Transfer Agreement (the “Allied Acquisition”) on February 21, 2014 and, as partial consideration for the Allied Assets, issued 82,909,143 shares of the Company’s common stock to Allied (with an estimated value of approximately $199.0 million using the closing price of the Company’s common stock on November 19, 2013, the last closing price prior to the execution of the Transfer Agreement), paid to Allied $85.0 million in cash and delivered to Allied a $50.0 million convertible subordinated promissory note (the “Convertible Subordinated Note”) under which $25.0 million was deemed to be advanced. On May 8, 2014, in connection with the “Second Closing” as further described below, the Company was required to pay an additional $85.0 million in cash to Allied and an additional $25.0 million was deemed to be advanced under the Convertible Subordinated Note.

Pursuant to the Transfer Agreement, the Company made customary representations and warranties and agreed to certain covenants particular to the Allied Acquisition, including an agreement to maintain, for a period of 42 months following the closing of the Allied Acquisition, the Company’s listing of its common stock on the JSE and one or more of the NYSE MKT or the London Stock Exchange and to enter into a registration rights agreement upon the closing of the Allied Acquisition that requires the Company to file a registration statement with the SEC covering the shares of common stock issued to Allied.

On February 21, 2014 pursuant to the Transfer Agreement, CPL and Allied executed an Assignment and Bill of Sale (the “Assignment and Bill of Sale”) pursuant to which Allied and CINL transferred to CPL all of the Allied Assets that were not previously transferred.

Convertible Subordinated Promissory Note

Pursuant to the Transfer Agreement on February 21, 2014, the Company issued and delivered to Allied the Convertible Subordinated Note, (the “Convertible Subordinated Note”) as partial consideration for the Allied Assets. In conjunction with the closing of the Allied Acquisition, the first of two $25.0 million advancements of the principal of the Convertible Subordinated Note was deemed to have been made on February 21, 2014. The second $25.0 million advancement was deemed to have been made on May 8, 2014 in connection with the Second Closing (as defined below). Interest on the Convertible Subordinated Note accrues at a rate per annum equal LIBOR plus 5%, payable quarterly in cash until the maturity of the Convertible Subordinated Note on January 15, 2019. The Convertible Subordinated Note is, at the election of the holder, convertible into shares of common stock at an initial conversion price of $4.2984 per share, and is subject to customary anti-dilution adjustments. The Convertible Subordinated Note is subordinate to the Company’s existing and future senior indebtedness and is subject to acceleration upon an Event of Default (as defined in the Convertible Subordinated Note). The Company may, at its option, prepay the Convertible Subordinated Note, in whole or in part, at any time, without premium or penalty. The Convertible Subordinated Note is subject to mandatory prepayment upon (a) the Company’s issuance of capital stock or incurrence of indebtedness, the proceeds of which the Company does not apply to the repayment of senior indebtedness or (b) any capital markets debt issuance to the extent that the net proceeds of such issuance exceed $250.0 million. Allied may assign all or any part of its rights and obligations under the Convertible Subordinated Note to any person upon written notice to the Company.

Allied Registration Rights Agreement

Pursuant to the Transfer Agreement on February 21, 2014, the Company and Allied executed a Registration Rights Agreement (the “Allied Registration Rights Agreement”) pursuant to which the Company granted to Allied customary registration rights for the shares of common stock that (a) were issued to Allied upon the closing of the Allied Acquisition; (b) may have been issued to Allied had PIC failed to pay an additional $135.0 million in exchange for additional shares of common stock at the Second Closing (as defined below); (c) may be issued to Allied in connection with the conversion of the Convertible Subordinated Note; (d) may be issued to Allied as liquidated damages under the Allied Registration Rights Agreement; and (e) may be issued to Allied upon the Company completing certain oil and gas exploration and production milestones as set forth in the Transfer Agreement. There has not been a registration statement filed under the Allied Registration Rights Agreement as of the date of this Proxy Statement.

Right of First Refusal and Corporate Opportunities Agreement

On February 21, 2014, Allied, CEHL, CINL (the “Allied Parties”) and the Company executed a Right of First Refusal and Corporate Opportunities Agreement pursuant to which the Allied Parties have granted the Company, for a period of seven years and six months following closing of the Allied Acquisition, a right of first refusal with respect to certain restricted sales of licenses, leases and other contract rights by the Allied Parties and the exclusive right to pursue certain oil and gas exploration and production investment, acquisition or development opportunities in Africa that may become available to the Allied Parties. There have been no transactions under the Right of First Refusal and Corporate Opportunities Agreement as of the date of this Proxy Statement.

Promissory Note and Guaranty Agreement

In June 2011, CPL executed a promissory note in favor of Allied (the “Promissory Note”). Interest accrues on the outstanding principal under the Promissory Note at a rate of the 30-day London Interbank Offered Rate (“LIBOR”) plus 2% per annum, payable quarterly. The obligations under the Promissory Note have been guaranteed by the Company. In March 2015, the Promissory Note was amended to extend the maturity date by one year to July 2016. As of December 31, 2014, $11.2 million was outstanding under the Promissory Note.

Convertible Note

On March 11, 2015, the Company entered into a new borrowing facility with Allied for a Convertible Note (the “2015 Convertible Note”) allowing the Company to borrow up to $50.0 million for general corporate purposes. The 2015 Convertible Note is separate from the existing $25.0 million Promissory Note and the $50.0 million Convertible Subordinated Note. The 2015 Convertible Note is convertible into shares of the Company’s common stock, at the option of the holder, upon the occurrence and continuation of an event of default and will mature in December 2016. Interest accrues at the rate of LIBOR plus 5% and is payable quarterly. Upon execution of the 2015 Convertible Note, the Company drew $20.0 million under it and issued to Allied warrants to purchase approximately 1.6 million shares of the Company’s common stock at a $2.46 strike price. Additional warrants will be issuable in connection with future draws, with the strike price for those warrants determined based on the market price of the Company’s common stock at the time of such future draws.

Technical Services Agreement

On January 10, 2013, the Company entered into a Technical Services Agreement with Allied, whereby the Company agreed to provide services related to the Oyo field within OMLs 120 and 121. The Technical Services Agreement was terminated as of the closing of the Allied Acquisition on February 21, 2014 pursuant to the Transfer Agreement. For the year 2014 until termination of the Technical Services Agreement, the Company recognized $275,625 of billings under the Technical Services Agreement.

Office Arrangements

In January 2012, CPL and Allied entered into an office lease agreement, office support services agreement, car rental services agreement, and apartment lease agreement relating to CPL’s office space in Lagos, Nigeria. The Company subleases office space from CAMAC International Corporation relating to the Company’s headquarters in Houston, Texas. Pursuant to these arrangements, the Company and CPL incurred expenses of approximately $242,460 in 2014.

Oil Sales Arrangement

In August 2014, the Board approved an arrangement whereby Allied marketed crude oil produced by the Company on the terms described below for which it received approximately $0.3 million in fees. This arrangement concerned a single cargo of approximately 255,000 barrels of crude oil from the August 2014 lifting and was not a continuing contract. The oil was marketed based on a price indexed to the official selling price set monthly by the Nigerian National Petroleum Corporation (“OSP”). As an incentive to maximize the price received by the Company, Allied and the Company shared the profits and losses as follows: (i) if the crude oil was sold at a premium to OSP, then both parties shared equally (50% each) in the profits; and (ii) if the crude was sold at a discount to OSP, then both parties shared equally (50% each) in the losses.

Transactions with the Public Investment Corporation (SOC) Limited

On November 18, 2013, the Company entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with PIC for a $270.0 million equity investment to fund the cash portion of the Allied Acquisition and a portion of anticipated capital expenditures thereafter. Pursuant to the Share Purchase Agreement, the Company agreed to sell to PIC, in exchange for its $270.0 million equity investment, an aggregate of 62,814,070 shares of common stock through a private placement (the “Private Placement”). The Share Purchase Agreement requires the Private Placement to be completed in two equal installments. The first installment (the “First Closing”) occurred on February 21, 2014 in connection with the closing of the Allied Acquisition and involved payment of $135.0 million by PIC in exchange for the issuance of 31,407,035 shares of common stock to PIC by the Company. The second installment (the “Second Closing”) occurred on May 6, 2014 and involved payment by PIC of an additional $135.0 million by the Company in exchange for the issuance of 31,407,035 shares of common stock to PIC by the Company.

In connection with the investment by PIC, the Company agreed to (i) list its common stock on the JSE, (ii) enter into a registration rights agreement requiring the Company to file a registration statement covering PIC’s shares of common stock with the SEC within 60 days following the Second Closing and (iii) grant PIC the right to designate one director to the Company’s Board for so long as PIC holds at least 20% of the Company’s issued and outstanding shares of common stock. Following the completion of the Second Closing, and as of the date of this Proxy Statement, PIC owns 62,814,070 shares of common stock of the Company which represents 29.75% of all outstanding shares of the Company’s common stock. The director that has been designated by PIC for election by the stockholders at the annual meeting is Dr. Daniel M. Matjila.

On February 21, 2014, the Company and PIC executed a Registration Rights Agreement (the “PIC Registration Rights Agreement”) pursuant to which the Company granted PIC customary registration rights for the shares of the Company’s common stock that PIC has received in connection with the private placement described above and may further receive in connection with the Second Closing. The registration rights granted to PIC are comparable to the registration rights granted to Allied under the Allied Registration Rights Agreement. There has not been a registration statement filed under its PIC Registration Rights Agreement as of the date of this Proxy Statement.

Approval of Related Party Transactions

The Company has adopted a Code of Ethics and Business Conduct (the “Code”) applicable to the Company’s Chief Executive Officer, Chief Financial Officer and all other employees, the text of which has been posted on the Company’s website (http://www.erinenergy.com). Among other provisions, the Code provides that all officers, directors and employees shall avoid all conflicts of interest or improper or unlawful conduct and even the appearance thereof, and, further, that only the Board of the Company may waive a conflict of interest or any other non-compliance with the Code. In addition, the Company has adopted a formal written policy that covers the review and approval of related party transactions by the Nominating and Corporate Governance Committee of the Board.

Each of the above-referenced related party transactions were approved by a disinterested majority of the Company’s Board, the Nominating and Corporate Governance Committee or a special committee of disinterested directors, as applicable.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Grant Thornton LLP (“Grant Thornton”) to serve as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2015. Grant Thornton was the Company’s independent registered public accounting firm for the fiscal years ending December 31, 2014 and 2013.

We are asking our stockholders to ratify the selection of Grant Thornton as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Grant Thornton to our stockholders for ratification as a matter of good corporate practice. In the event our stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment.

The Board unanimously recommends a vote “FOR” the ratification of the appointment of

Grant Thornton LLP as our independent registered public accounting firm for 2015.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

Grant Thornton examined, as independent auditors, the financial statements of the Company for the year ended December 31, 2014 and 2013.

The Company has been advised by Grant Thornton that neither the firm nor any of its associates had any relationship with the Company other than the usual relationship that exists between independent registered public accounting firms and their clients during the last fiscal year. Representatives of Grant Thornton are expected to be available during the Meeting, at which time they may make any statement they consider appropriate and will respond to appropriate questions raised at the Meeting.

The following table shows the fees billed to us by Grant Thornton for the audit and other services rendered by Grant Thornton during fiscal year 2014 and 2013. The Company’s Audit Committee has determined that the non-audit services rendered by Grant Thornton were compatible with maintaining Grant Thornton’s independence.

Grant Thornton

	2014	2013
Audit Fees(1)	$667,524	$518,932
Audit-Related Fees(2)	$11,889	—
Tax Fees	—	—
Total	$679,413	$518,932

1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements and internal controls over financial reporting and review of our quarterly financial statements, as well as audit services provided in connection with other statutory or regulatory filings.
2)	Audit-related fees consisted primarily of accounting consultations relating to the listing of the Company’s common stock on the JSE.

Pre-Approval Policies and Procedures

All audit-related and other services rendered by Grant Thornton were pre-approved by the Audit Committee before Grant Thornton was engaged to render such services. It is the Audit Committee’s standard practice to require pre-approval by the Audit Committee of all audit, audit-related, tax and other services rendered by the Company’s independent auditors. The Audit Committee is solely responsible for selecting, hiring and replacing our external auditors. The Audit Committee also pre-approves fees for both audit and non-audit services. In reaching decisions on these matters, the Audit Committee confirms the independence of the external auditors and whether the services to be provided are permissible under applicable rules and regulations. The Audit Committee evaluates the competency of the external audit firm and assesses its fee schedule for reasonableness.

GENERAL

At the date of this Proxy Statement, management is not aware of any matters to be presented for action at the meeting other than those described above. However, if any other matters should come before the Meeting, it is the intention of the persons named in the accompanying proxy card to vote proxies received in accordance with their judgment on such matters.

STOCKHOLDER COMMUNICATIONS

The Company has a process for stockholders who wish to communicate with the Board. Stockholders who wish to communicate with the Board may write to it at the following address:

Board of Directors

Erin Energy Corporation

1330 Post Oak Boulevard, Suite 2250

Houston, Texas 77056

These communications will be reviewed by one or more employees of the Company designated by the Board, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications.

STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING

If you wish to have a proposal included in our proxy statement for next year’s annual meeting in accordance with Rule 14a-8 under the Exchange Act, your proposal must be received by the Corporate Secretary of Erin Energy Corporation at 1330 Post Oak Boulevard, Suite 2250, Houston, Texas 77056, no later than the close of business on December 31, 2015, 120 days prior to the anniversary of the filing of this Proxy Statement. A proposal which is received after that date or which otherwise fails to meet the requirements for stockholder proposals established by the SEC and our Bylaws will not be included. The submission of a stockholder proposal does not guarantee that it will be included in the proxy statement. If the date of next year’s annual meeting is more than 30 days before or after the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and send our proxy materials. Such proposals also will need to comply with Rule 14a-8 and our Bylaws regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

Under our Bylaws, if you wish to raise a proposal from the floor during our 2016 annual meeting of stockholders, we must receive a written notice of the proposal between January 27, 2016 and February 26, 2016. However, if the date of next year’s annual meeting is more than 30 days before or more than 70 days after the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in our proxy statement is instead no earlier than 120 days prior to such annual meeting, nor later than the later of 90 days prior to such annual meeting or 10 days after the day on which public announcement of the date of such meeting was first made. Your submission must contain the information that our Bylaws require.

OTHER INFORMATION

The Report of the Audit Committee set forth in this Proxy Statement shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act. In addition, they shall not be deemed incorporated by reference by any statement that incorporates this Proxy Statement by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference.

OTHER MATTERS

As of the date of this Proxy Statement, the Board has no knowledge of any business which will be presented for consideration at the Meeting other than the election of directors and the ratification of the appointment of our independent registered public accounting firm. Should any other matters be properly presented, it is intended that any proxies received will be voted in accordance with the best judgment of the persons voting the proxies.

By Order of the Board of Directors

April 30, 2015 Houston, Texas	Nicolas J. Evanoff Senior Vice President, General Counsel & Corporate Secretary

1330 POST OAK BLVD. SUITE 2250 HOUSTON, TX 77056	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M., Eastern Time, on May 26, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., Eastern Time, on May 26, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M93233-P67179	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ERIN ENERGY CORPORATION To vote “FOR” all of the Board’s recommendations, do not check any of the boxes, date and sign below and return the form in the postage-paid envelope.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board recommends a vote “FOR” all the nominees listed, and “FOR” Proposal 2.		☐	☐	☐

1. Election of seven persons to the Board, each for a term of one year. Nominees:
01) Kase Lukman Lawal	05) Ira Wayne McConnell
02) Lee Patrick Brown	06) Hazel R. O’Leary
03) William J. Campbell	07) Daniel M. Matjila
04) John Hofmeister
					For	Against	Abstain
2. Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box

and write them on the back where indicated.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title. If none of the boxes above are checked, your signature below authorizes the proxies to vote “FOR” all Board of Directors’ recommendations.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

☐ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.    ☐

M74864-P53195

Annual Meeting of Stockholders

Wednesday, May 27, 2015, 9:00 a.m. Houston time (4:00 p.m., Johannesburg, South Africa time)

1330 Post Oak Blvd.

2nd Floor Conference Center, Big Bend Room

Houston, Texas 77056

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF ERIN ENERGY CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS OF ERIN ENERGY CORPORATION TO BE HELD ON MAY 27, 2015.

The undersigned hereby appoints Nicolas J. Evanoff and Heidi Wong, and each of them, any one of whom may act without joinder of the other, with full power of substitution, resubstitution and ratification, attorneys and proxies of the undersigned to vote all shares of common stock of Erin Energy Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 1330 Post Oak Blvd., Houston, Texas 77056 at the 2nd Floor Conference Center, Big Bend Room, on May 27, 2015 at 9:00 a.m., Houston time (4:00 p.m., Johannesburg, South Africa time), and at any adjournment or postponement thereof, in the manner stated herein as to the matters set forth in the Notice of Annual Meeting and Proxy Statement, and in their discretion on any other matter that may properly come before the meeting.

You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations: THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREON. IF NO CONTRARY SPECIFICATION IS MADE, THEN THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1 AND FOR THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015 AS SET FORTH IN PROPOSAL 2, IN THE DISCRETION OF THE PROXIES, WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF ERIN ENERGY CORPORATION’S ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 2014 AND ITS NOTICE OF THE 2015 ANNUAL MEETING AND RELATED PROXY STATEMENT.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side